                              CHESTNUT BAY LLC,
                   a California limited liability company


                                     and


                              HEARTPORT, INC.,
                          a Delaware corporation


                       INDUSTRIAL BUILD-TO-SUIT LEASE




                                   Dated

                            September 19, 1997

                      INDUSTRIAL BUILD-TO-SUIT LEASE

Schedule of Exhibits and Exhibit Document ................................  ii
Basic Lease Information .................................................. iii
Section 1.  Premises .....................................................   1
Section 2.  Term .........................................................   1
Section 3.  Rent .........................................................   5
Section 4.  Utilities ....................................................   5
Section 5.  Taxes ........................................................   6
Section 6.  Net Lease; Common Areas; Audit Rights ........................   8
Section 7.  Insurance and Indemnity ......................................  11
Section 8.  Repairs and Maintenance ......................................  14
Section 9.  Alterations ..................................................  16
Section 10. Use ..........................................................  18
Section 11. Environmental Provisions .....................................  19
Section 12. Damage and Destruction .......................................  27
Section 13. Eminent Domain ...............................................  29
Section 14. Default ......................................................  30
Section 15. Assignment and Subletting ....................................  32
Section 16. Estoppel .....................................................  34
Section 17. Attornment ...................................................  34
Section 18. Subordination ................................................  34
Section 19. Entry ........................................................  35
Section 20. Late Charges and Interest ....................................  35
Section 21. Security .....................................................  35
Section 22. Entire Agreement .............................................  36
Section 23. Time of Essence ..............................................  36
Section 24. Attorney Fees ................................................  36
Section 25. Severable ....................................................  37
Section 26. Governing Law ................................................  37
Section 27. No Option ....................................................  37
Section 28. Successors and Assigns .......................................  37
Section 29. No Third-Party Beneficiaries .................................  37
Section 30. Memorandum of Lease and Quitclaim ............................  37
Section 31. No Agency, Partnership, or Joint Venture .....................  38
Section 32. No Merger ....................................................  38
Section 33. Signs ........................................................  38
Section 34. No Waiver ....................................................  38
Section 35. Financial Statements .........................................  39
Section 36. Limitation of Liability ......................................  39
Section 37. Notices ......................................................  39
Section 38. Brokerage Commission .........................................  40
Section 39. Authorization ................................................  40
Section 40. Extension Option .............................................  40
Section 41. Holding Over .................................................  43
Section 42. Tenant Right to Terminate ....................................  43
Section 43. Surrender ....................................................  43
Section 44. Mortgagee Protection .........................................  43
Section 45. Right of First Lease Offer ...................................  44
Section 46. Joint and Several ............................................  45
Section 47. Covenants and Conditions .....................................  45

                  Schedule of Exhibits and Exhibit Document

     The Exhibits listed below are set forth in the document entitled "CHESTNUT BAY LLC, a California limited liability company and HEARTPORT, INC., a Delaware corporation INDUSTRIAL BUILD-TO-SUIT LEASE EXHIBIT DOCUMENT", (the "Exhibit Document") of even date herewith, which Exhibit Document is incorporated into this Lease as though permanently attached hereto and any interpretation of any term of this Lease referencing any one or more of the Exhibits listed below shall reference the documents attached to the Exhibit Document.

                            Schedule of Exhibits

Exhibit A.     Real Property Description, Adjacent Real Property Description,
               Common Areas, Roadway Easement
Exhibit B.     Site Plan
Exhibit C.     Work Letter
Exhibit D.     Commencement Date Memorandum
Exhibit G.     Schedule of Known Contaminants
Exhibit I.     Environmental Documents
Exhibit I-1.   R&H Landlord Redacted Purchase Agreement
Exhibit I-2    R&H Access Agreement
Exhibit J.     Estoppel Certificate
Exhibit J-1.   R&H SAND
Exhibit K.     Landlord's Completion Certificate
Exhibit L.     Short Form Memorandum

                             Basic Lease Information

Effective Date: September 19, 1997

Landlord: Chestnut Bay LLC, a California limited liability company

Landlord's Address For Notice ("Landlord's Address"): c/o The Nicholson Company, 75 Cristich Lane, Campbell, CA 95008 Attn: Michael Newbro

Tenant: Heartport, Inc., a Delaware corporation

Tenant's Address For Notice ("Tenant's Address"): Heartport Building, Woodside Technology Center, 800 Chestnut Street, Redwood City, CA 94063

Real Property ("Real Property"): the approximately 5.98 acre parcel of land situated in the City of Redwood City, County of San Mateo, State of California, described in attached Exhibit A which shows the intended lot line adjustment between the Real Property and Adjacent Real Property. In the event the lot line adjustment is not accomplished prior to the Commencement Date, the Real Property will be considered to be fifty-one and four tenths percent (51.4%) of the total square footage of the combined 11.64 acres of the combined Real Property and Adjacent Real Property parcels (as shown in Exhibit
A) until such time as the lot line adjustment is accomplished in substantial accordance with Exhibit A.

Adjacent Real Property ("Adjacent Real Property"): the approximately 5.66 acre parcel of land situated adjacent to the Real Property in the City of Redwood City, County of San Mateo, State of California, described in attached Exhibit
A. which shows the intended lot line adjustment between the Real Property and Adjacent Real Property. In the event the lot line adjustment is not accomplished prior to the Commencement Date, the Adjacent Real Property will be considered to be forty-eight and six tenths percent (48.6%) of the total square footage of the combined 11.64 acres of the combined Real Property and Adjacent Real Property parcels (as shown in Exhibit A) until such time as the lot line adjustment is accomplished in substantial accordance with Exhibit A.

Premises ("Premises"): all that rentable area contained within and including the Shell Improvements, together with Tenant's rights under this Lease to use and enjoy the parking, landscaping and facilities on the Common Area.

Approved Reciprocal Easement Agreement ("AREA"): Any agreement(s) placed upon the Real Property and the Adjacent Property and approved in writing by Tenant (which approval shall not be unreasonably withheld or delayed), and any amendments, additions or supplements thereto so approved, which provides for reciprocal easements and/or covenants, conditions and restrictions pertaining to the common areas located on the Real Property and the Adjacent Real Property, which agreements shall not materially interfere with Tenant's rights under this Lease or with Tenant's access to the Premises (collectively "AREA"). If a conflict between any such AREA and this Lease occurs, the provisions of the AREA shall prevail provided that the AREA is recorded in the Official Records of the County of San Mateo and is binding upon the Adjacent Real Property as well as the Real Property.

Common Area ("Common Area"): The area shown on Exhibit A hereto, located on the Real Property to be improved by Landlord for parking and landscaping purposes including without limitation parking areas which include the minimum number of parking spaces required by the City of Redwood City for Tenant's use of the Premises. The terms of any AREA may modify the Common Area to include areas covered by the AREA, in which event Tenant shall be entitled to the greater of a) the minimum number of parking spaces required by the City of Redwood City for Tenant's use of the Premises, or (b) a share of the total parking spaces in the Common Area proportionate to the minimum number of parking spaces required by the City of Redwood City for each tenant's use of the Project. Until execution of an AREA, the Common Area shall include the Roadway Easement.

Exhibit Document ("Exhibit Document"): The document of Exhibits listed in the Schedule of Exhibits above, of even date herewith, which with each Exhibit attached thereto is incorporated into this Lease by this reference.

Project ("Project"): Woodside Technology Center located on the Real Property and the Adjacent Real Property.

Shell Improvements ("Shell Improvements"): a two story office and light industrial building shell, to be constructed by Landlord as provided in this Lease, and to contain approximately 132,726 rentable square feet and other improvements as shown on the Site Plan attached as Exhibit B.

Roadway Easement ("Roadway Easement"): a ten foot (10') wide strip of land located along the eastern border of the Real Property and contained within the Adjacent Real Property for the non-exclusive ingress and egress of Tenant for the Term of this Lease as shown in Exhibit A.

Term ("Term"): Twelve (12) years, subject to extension as provided in this Lease.

Estimated Shell Substantial Completion Date ("Estimated Shell Substantial Completion Date"): July 15, 1998

Initial Base Rent Per Month ("Base Rent"): $1.56 per rentable square foot per month.

Security Deposit ("Security Deposit"): Two Hundred Eighty-Six Thousand Dollars ($286,000.00).

Security ("Security"): Additional collateral in the form of: a cash deposit to be held in an escrow account under instructions affording Landlord the absolute right to withdraw funds on Landlord's sworn statement of, and in the amount of, any Tenant default; or if required by Landlord's senior lender for the loan selected by Landlord, an irrevocable letter of credit issued by a bank reasonably acceptable to Landlord and Landlord's lender and naming Landlord as beneficiary.

The maximum amount of the Security and an agreement for reductions in such amount upon Tenant's achievement of certain financial milestones, is set forth in that certain confidential letter agreement ("Confidential Letter Agreement") executed between Landlord and Tenant of even date herewith and incorporated herein by reference.

Broker ("Broker"): CB Commercial Real Estate Group, Inc.

Lease Year ("Lease Year"): During the Term, each period of approximately 365 days. The first period will commence on the Commencement Date and end on the day prior to the first anniversary of that period and each successive period, unless Landlord and Tenant agree to some other period.

Permitted Use ("Permitted Use"):  Uses typical to a high technology research
and development light industrial park and related ancillary office uses.   No
other uses are permitted without the Landlord's prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

The terms and provisions in the Basic Lease Information above and the incorporated Exhibit Document and the Confidential Letter Agreement") are a part of the following Lease. The definitions in the Basic Lease Information apply to all references in this Lease to those terms and provisions. If this Lease and the Basic Lease Information contain conflicting definitions, the Basic Lease Information definition will control.

Landlord (______landlord's initials) and Tenant (______tenant's initials) agree.

                                     LEASE

     This Industrial Build-to-Suit Lease ("Lease") dated as of September 19, 1997, is entered into between Chestnut Bay LLC, a California limited liability company ("Landlord") and Heartport, Inc., a Delaware corporation ("Tenant").

Section 1. Premises.

Landlord leases to Tenant the Premises. The Real Property will be improved with the Shell Improvements to be constructed by Landlord. The Shell Improvements are described in the Work Letter, attached as Exhibit C. The building rentable area within and the Shell Improvements shall be determined by Landlord's architect as of the Commencement Date and provided to Tenant in writing (including the detail of Landlord's architects calculations) within ten (10) days of the Commencement Date. The term "Building Rentable Area" shall mean the floor area with measurements from the line identified in Exhibit A along the outside of the exterior walls of the Shell Improvements as the "Building Rentable Area Boundary" and shall include Tenant's exclusive covered loading dock bays. Tenant shall have the right for thirty (30) days after the receipt of Landlord's architects calculations, to have Tenant's architect measure the square footage of the Building Rentable Area within the Premises and to confirm Landlord's architects calculations. If Tenant elects to measure the Premises and delivers to Landlord a notice stating that Tenant disagrees with Landlord's architect's measurement of the Building Rentable Area of the Premises, Landlord and Tenant and their architects shall meet within ten (10) days following Landlord's receipt of such notice and attempt to resolve the dispute. If the parties are unable to resolve such dispute within such ten (10) day period, Landlord's and Tenant's architects shall select a neutral architect, not previously employed in any capacity by either party or their respective architects, who is qualified and licensed to make such measurement and calculation, which neutral architect shall be mutually acceptable to Landlord and Tenant, in their reasonable judgment and Landlord and Tenant shall make available to the neutral architect all information, including without limitation CAD drawings, requested by the neutral architect, and shall cause such neutral architect to measure the Building Rentable Area of the Premises, measured as set forth above, as soon as practicable. Such neutral architect's measurement shall be the final determination of the Building Rentable Area of the Premises. The cost of the measurement by the neutral architect shall be shared equally by the parties, unless either party's initial measurement differs from the final measurement by more than five percent (5%) of the final measurement, in which event such cost shall be paid by the party whose initial measurement is furthest from the final measurement.

Section 2. Term.

(a) Commencement Date. The Term of this Lease will commence ("Commencement Date") on the earliest of the following dates: (i) the date of Shell Substantial Completion (defined in Exhibit C); or (ii) the date which would have been the date of Shell Substantial Completion but for Tenant Delays (defined in Exhibit C). The Term of the Lease will continue for the period of time specified as the Term or until this Lease is terminated as otherwise provided for in the Lease.

(b) Rental Commencement Date: The payment of Rent shall commence ("Rental Commencement Date") on the earliest of the following dates: (i) One Hundred Twenty (120) days following the Commencement Date, plus any Landlord Delay as defined in Exhibit C (the "Outside Rental Commencement Date"); or (ii) the date Tenant occupies the Premises for the conduct of business. Determination of the Rental Commencement Date shall not affect the parties' rights to Rent or Rent credit pursuant to 2(d) below.

(c) Commencement Date Memorandum. Following the Rental Commencement Date, Tenant will execute and deliver to Landlord a memorandum of the Commencement Date and Rental Commencement Date in the form of attached Exhibit D ("Commencement Date Memorandum"). The Commencement Date Memorandum must acknowledge: (i) the Commencement Date; (ii) the Rental Commencement Date;
(iii) the final square footage of the Premises; and (iv) Tenant's acceptance of the Premises subject to completion of any punch list items.

(d) Delays. If Shell Substantial Completion has not occurred on the Estimated Shell Substantial Completion Date, as it may be extended by any Unavoidable Delays (defined in Exhibit C) and Tenant Delays, this Lease will not terminate but Tenant shall receive a Rent credit of one day free rent for each day of delay until the earlier to occur of: thirty (30) days following the Estimated Shell Substantial Completion Date; or the Shell Substantial Completion Date. If Shell Substantial Completion has not occurred for thirty (30) days after the Estimated Shell Substantial Completion Date, as it may be extended by any Unavoidable Delays and Tenant Delays, this Lease will not terminate but Tenant shall receive a Rent credit of two days free rent for each day of delay following the thirtieth day of delay until Shell Substantial Completion. The Rent credits provided in this Section 2(d) and Tenant's rights under Section 2(f) shall serve as Tenant's sole and exclusive remedy for any delay of Shell Substantial Completion.

(e) Early Entry. With the prior written consent of Landlord, not to be unreasonably withheld, delayed or conditioned, Tenant may, at Tenant's own risk, enter the Shell Improvements prior to the date of Shell Substantial Completion. The entry may be made solely to install the Tenant Improvements, Tenant's trade fixtures and equipment and shall be subject to the following terms and conditions: (i) Tenant's early entry may not interfere with the construction of any Shell Improvements or cause labor difficulties; (ii) Tenant's early entry must be on all the terms and conditions of this Lease, other than the obligation to pay Base Rent; (iii) Tenant must provide evidence of insurance that is satisfactory to Landlord; (iv) Tenant must indemnify, defend, and hold harmless Landlord and Landlord's agents, employees, and contractors against all claims, liability, and damages arising from the early entry; (v) Tenant's early entry does not constitute the commencement of the Lease; and (vi) Tenant must pay utility charges reasonably allocated by Landlord. The date which Tenant enters the Premises for the commencement of construction of Tenant Improvements (other than work relating to utilities or other matters under or affecting the slab to be installed by Landlord) shall be identified in Landlord's approval as the "Early Entry Date."

(f) Outside Shell Completion Date and Tenant Purchase Option. Notwithstanding anything to the contrary in this Lease, if Shell Substantial Completion has not occurred by April 30, 1999, plus any delays that are Tenant Delays, either Landlord or Tenant shall have the right by written notice to the other party, with a copy to Landlord's construction lender, within thirty (30) days thereafter to terminate this Lease and this Lease shall thereupon terminate, provided, however, that notice terminating this Lease shall be ineffective if within thirty (30) days after such termination notice Landlord's construction lender gives Tenant written notice that Landlord's construction lender elects in writing to cause the construction of the Shell Improvements to be completed, by foreclosure on the Real Property or otherwise, and thereafter promptly proceeds with such completion and Shell Substantial Completion occurs no later than July 31, 1999, plus any delays that are Unavoidable Delays or Tenant Delays.

     (i) In the event of a Landlord election to terminate this Lease pursuant to this subsection 2(f), Tenant shall have the right, for a period of thirty
(30) days following Landlord's termination notice, to purchase the Real Property and completed Common Area improvements and Shell Improvements (the "Option Property") at their then Fair Market Purchase Price (defined herein).
 Tenant shall exercise such right by delivering to Landlord during said thirty day period Tenant's proposed purchase contract which shall include reasonable and customary terms for the acquisition of similarly situated real property and improvements (which at a minimum shall provide for close of escrow no later than forty-five days following the date of execution of the agreement and shall relieve Landlord of all liability with respect to the Option Property following close of escrow) (the "Purchase Agreement") and shall state Tenant's proposed Fair Market Value Purchase Price (collectively, "Tenant's Purchase Notice"). As used in this Section, "Fair Market Purchase Price" shall be deemed to mean the arm's length purchase price between parties of equal bargaining position for real property and improvements of a similar type, design, and quality as the Real Property, Common Area improvements and Shell Improvements, in the same or similar-quality geographic area in the mid Peninsula, Highway 101 corridor market area in which the Premises are situated under market conditions existing at that time in the mid Peninsula, Highway 101 corridor market area. In determining the Fair Market Purchase Price the parties or their appraiser(s) shall consider cost replacement analysis, income analysis as well as sales of comparable real property and improvements analysis for light industrial and office purposes comparable in size, location, and type of building, age, quality, layout and condition of the Shell Improvements and Real Property, with comparable parking rights and landscaping. Sales of comparable property that are not arms-length negotiated transactions (as with a tenant that owns equity in a building) shall not be considered in determining the Fair Market Purchase Price. The Fair Market Purchase Price shall not include any amount attributable to Tenant's Tenant Improvements, Tenant's Alterations (defined herein), or other improvements made or paid for by Tenant (whether by amortization during the initial Lease Term or otherwise), and the Fair Market Purchase Price shall take into account whether there is any brokerage commission payable by Landlord upon sale. If the parties cannot agree on the Fair Market Purchase Price of the Option Property within thirty (30) days of Tenant's purchase notice, each party, at its cost and by giving notice to the other party, shall, within ten (10) days thereafter, appoint a real estate appraiser with at least five (5) years' full-time commercial appraisal experience in the geographic area in which the Option Property is located, to appraise and determine the then Fair Market Purchase Price and the Fair Market Purchase Price shall be conclusively determined as follows:

     (ii) If one party does not appoint an appraiser within the time period in Section 2(f)(i), the appraiser appointed by the other party shall be the sole appraiser and shall determine the Fair Market Purchase Price. Notwithstanding this Section, either party shall have the right to appoint a replacement appraiser if the appraiser originally selected becomes unable to perform as required hereunder.

     (iii) If the two (2) appraisers are so appointed by the parties, they shall meet promptly and attempt to appraise and determine the Fair Market Purchase Price. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser who meets the qualifications stated in Section 2(f)(i) within ten
(10) days after the last day the two appraisers are given to determine the Fair Market Purchase Price. If they are unable to agree on a third appraiser, either of the parties to this Lease, by giving ten (10) days' notice to the other party, can apply to the presiding judge of the Superior Court for the county in which the Premises are located for the selection of a third appraiser who meets the qualifications stated in Section 2(f)(i). Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

     (iv) Within twenty (20) days after appointment of the third appraiser, each party's appraiser shall submit to the third appraiser a written statement of such appraisers determination of the Fair Market Purchase Price of the Option Property, determined as provided in this Lease, together with written information relating to comparable transactions and adjustments, replacement cost estimates, income analysis and other relevant information used in making such determination, and a copy of such submission shall be provided to the other party. Within five (5) days thereafter , each party shall have the right to submit a response to the other party's submission. Within ten (10) days after the last of such responses are received, the third appraiser shall select either the Fair Market Purchase Price determined by Landlord's appraiser or the Fair Market Purchase Price determined by Tenant's appraiser as the Fair Market Purchase. If the third party appraiser considers information not submitted by either party in making such determination, the third party appraiser shall advise each of the parties' appraisers and permit them to comment on such information before making such determination. The third appraiser may not determine a Fair Market Purchase Price other than a Fair Market Purchase Price submitted by one of the parties. The Fair Market Purchase Price chosen by the third appraiser shall be the Fair Market Price for the sale of the Real Property and Shell Improvements to Tenant.

(g) After the Fair Market Price is determined, Landlord and Tenant shall execute a Purchase Agreement reflecting the Fair Market Purchase Price. If the parties cannot agree on the terms of the Purchase Agreement within one hundred sixty (160) days of Tenant's Purchase Notice despite diligent good faith efforts at negotiating such contract and the determination of a Fair Market Purchase Price, Landlord shall provide Tenant with Landlord's good faith final counter offer which may be rejected or accepted by Tenant within ten (10) days' of receipt from Landlord. In the event Tenant rejects or fails to respond to Landlord's final counter offer within said ten day period this Lease shall terminate and the parties shall have no further obligation to each other hereunder except as specifically set forth herein.

Section 3. Rent.

(a) Initial Base Rent. Tenant will pay to Landlord, at any address that Landlord may designate in writing to Tenant (which, on request of Tenant, shall be a bank account to which Tenant may make wire transfers), the Base Rent. The rent must be paid, without the need for notice, demand, offset, or deduction, commencing on the Rent Commencement Date and continuing thereafter on the first day of each calendar month during the Term. If the Term commences or ends on a date other than the first or last day of a month, Tenant must pay on the Rent Commencement Date or the first day of the last month a Base Rent prorated on a per diem basis with respect to the portion of the month within the Term. All sums other than Base Rent that Tenant is obligated to pay under this Lease will be deemed to be additional rent due, regardless of whether those sums are designated as "additional rent." The term "Rent" means the Base Rent and all additional rent payable under this Lease.

(b) Scheduled Base Rent Increases. The Base Rent shall be subject to adjustment on each anniversary of the Commencement Date during the initial term (the "Adjustment Date(s)") by the annual percentage increase of the Consumer Price Index, All Urban Consumers (CPI-U), San Francisco-Oakland-San Jose Area, All items (standard reference base period 1982-84 = 100) published by the United States Department of Labor, Bureau of Labor Statistics (the "Index") for the twelve month period preceding the month of the Adjustment Date in question. In no case shall the Base Rent increase less than three percent (3%) nor more than six percent (6%) on any Adjustment Date. If the Index is changed so that the base year differs from that in effect when the term commences, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

(c) Shell Upgrade Costs. Tenant may incur Shell Upgrade Costs which shall be amortized and included in Base Rent by amendment to this Lease pursuant to
Section 5(c) of Exhibit C hereto.

Section 4. Utilities.

Landlord shall, at its expense, provide connections for utilities in accordance with the Building Shell Definition (defined in and attached to Exhibit C hereto) and Approved Working Drawings (defined in Exhibit C).
Tenant will make all arrangements and pay all charges for water, sewer, telephone, gas, electricity, and other utilities supplied to or used on the Premises including, without limitation, paying any meter deposits and fees for the connection of Tenant's service through the utility connections provided by Landlord in accordance with the Building Shell Definition. Commencing on the Commencement Date, Tenant will arrange for service in its name and pay all charges for water, sewer, telephone, gas, electricity, and other utilities supplied to or used on the Premises. Landlord will not be liable to Tenant for any interruption in or curtailment of any utility service, nor will any interruption or curtailment constitute constructive eviction or grounds for abatement of rent.

Section 5. Taxes.

(a) Real Property Taxes. Landlord will pay to the proper taxing authorities, as they become due, all Real Property Taxes applicable to the Real Property and the Adjacent Real Property, and commencing one hundred twenty (120) days following the Early Entry Date, plus any Landlord Delays or any days that Tenant's work on Tenant's Improvements is voluntarily interrupted by Landlord pursuant to Section 2(e)(i) (and in any case no later than the Rent Commencement Date), Tenant will reimburse Landlord for Real Property Taxes imposed on the Real Property during the Lease Term, as it may be extended, as provided in clause (b) below. The term "Real Property Taxes" includes the following to the extent that they are imposed by or payable to a governmental or quasi governmental entity, are a lien or assessment on, are measured by the value of or income from, or are imposed on account of the ownership or operation of, the Real Property and improvements or any interest therein: (i) real property taxes; (ii) possessory interest taxes; (iii) business, license, or use fees, (iv) excises; (v) transit charges; (vi) housing fund assessments;
(vii) open space charges; (viii) childcare fees; (ix) school fees; (x) any other assessments, levies, fees, or charges, general and special, ordinary and extraordinary, unforeseen and foreseen (including fees "in-lieu" of any tax or assessment) that are assessed, levied, charged, confirmed, or imposed by any public authority upon the Real Property (including the Premises thereon) or its operations; (xi) all taxes, assessments, or other fees imposed by any public authority on or measured by any Rent or other charges payable under this Lease, including any gross income tax or excise tax levied by the local government authority, the federal government, or any other governmental body with respect to receipt of rent, or upon, with respect to, or by reason of, the possession, leasing, operation, management, maintenance, Tenant improvement, post Commencement Date alteration, repair, use, or occupancy by Tenant of the Premises or any portion of the Real Property, or on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises or Real Property; and (xii) any tax imposed in substitution, partially or totally, of any tax previously included within the definition or any additional tax, the nature of which was previously included within the definition, together with the costs and expenses (including attorney fees) of changing any taxes or seeking the reduction in or abatement, redemption, or return of any Real Property Taxes imposed on the Real Property during the Term, as it may be extended, but only to the extent of any reduction, abatement, redemption, or return. Notwithstanding any other Lease provision, nothing contained in this Lease will require Tenant to pay (s) any franchise, corporate, succession, estate, or inheritance, transfer, sales, or use tax of Landlord; (t) any income, profits, or revenue tax or charge on or measured by the general or net income of Landlord (as opposed to rents, receipts, or income attributable to operation or ownership of the Real Property); (u) any pre-Commencement Date imposition, fee, cost, expense or payment (whether paid prior to the Commencement Date or imposed prior to the Commencement Date and paid through ongoing installments during the Term), required to obtain the entitlements necessary for the subdivision or resubdivision of the

Real Property or Adjacent Real Property, the initial construction or financing of the Shell Improvements or improvements to the Real Property or the Common Area, including those relating to or arising under any development agreement, any government permit, or other approval or agreement, specifically including payment of costs made in connection with any traffic demand management programs or transportation impact mitigation fees imposed prior to the Commencement Date; (v) any Real Property Taxes applicable to the Adjacent Real Property (except as modified by the AREA); (w) any Real Property Taxes applicable to periods not within the Term, as it may be extended; or (x) any interest or penalties imposed in connection with Landlord's failure to pay such taxes, assessments, levies and other charges prior to delinquency (and not caused by a default of Tenant hereunder).

(b) Tax Reimbursements. During the Lease Term, as it may be extended, Tenant will pay to Landlord an amount equal to the Real Property Taxes on the Real Property then due within fifteen (15) days after delivery to Tenant by Landlord of an invoice (or, as to real property taxes, no later than twenty
(20) days prior to delinquency, if later). Landlord may, at Landlord's option, deliver statements from different taxing authorities at different times or deliver all statements at one time. If Tenant has previously defaulted in payment of any Real Property Tax, or in the event of Tenant's transfer of all or more than fifty percent (50%) by area of its interest in this Lease, other than to an Affiliate (defined herein), or as to any transferee of Tenant of any part of the Premises (other than an Affiliate) Landlord may elect to collect Real Property Taxes from Tenant in advance, on a monthly or quarterly basis, based upon Landlord's reasonable estimate of the Real Property Taxes. In such event, if the amount of monthly or quarterly payments for estimated Real Property Taxes received by Landlord from Tenant are more or less than the actual Real Property Taxes due, an itemized statement of which (together with receipted tax bills for all items) shall be delivered to Tenant by Landlord within sixty (60) days after close of each fiscal tax year during the Lease Term, or as soon as reasonably possible thereafter, and an appropriate adjustment will be made by Landlord and Tenant and any balance due paid or refunded within thirty (30) days after such reconciliation. Landlord may also elect to have Real Property Tax invoices sent directly by the taxing authority to Tenant if the Premises are the sole rentable Improvements on the Real Property, in which case Tenant shall pay such invoices in full and in a timely manner to avoid penalty with a copy of evidence of payment to Landlord. Real Property Taxes for partial tax fiscal years, if any, falling within the Term, will be prorated per diem, based on the amount of any Real Property Tax applicable during the Term, as it may be extended. Tenant's obligations for Real Property Taxes for the last full or partial year of the Term will survive the expiration or earlier termination of this Lease. If Landlord voluntarily prepays any assessment or Real Property Tax that would otherwise have been payable in installments during the Term, as it may be extended, Tenant shall nevertheless have the right to pay such assessment or Real Property Tax in installments when and as it would have been due absent such prepayment.

(c) Contesting Real Property Taxes. Landlord shall promptly provide Tenant with copies of all current Real Property Tax bills and assessments upon receipt or upon Tenant's request. Tenant shall have the right to contest in good faith any material increase in any Real Property Tax or assessment with the appropriate government authorities, provided that Tenant takes appropriate measure to protect Landlord's property from liens relating to such disputed tax and has reimbursed Landlord for any such tax actually paid by Landlord as set forth above. Landlord agrees to cooperate with Tenant in prosecuting any appeal taken by Tenant as a result of such increase, at no cost or expense to Landlord, and shall promptly pay to Tenant any refund or reduction received by Landlord (less any cost to Landlord in securing the refund or reduction) that was previously paid or reimbursed to Landlord by Tenant.

(d) Re-Appraisal on Transfer. Real Property Taxes include any increase in Real Property Taxes attributable to a reappraisal of the Real Property on account of a sale, foreclosure, or other financing (including without limitation ground leases) or change of ownership of the Real Property (including, without limitation, transfers of ownership interests in Landlord) by Landlord within the meaning of Article XIIIA of the California Constitution and applicable law ("Transfer Re-Appraisal Increase"). The foregoing notwithstanding, Landlord shall be obligated to pay, at Landlord's expense, a portion of any such Transfer Re-Appraisal Increase for any transfer which occurs after the fifth (5th) Lease Year. The portion of the Transfer Re-Appraisal Increase to be paid by Landlord shall be equal to eighty percent (80%) of the Transfer Re-Appraisal Increase due and paid for the first 12-month period after such increase, sixty percent (60%) of the Transfer Re-Appraisal Increase due and paid for the second 12-month period after such increase, forty percent (40%) of the Transfer Re-Appraisal Increase due and paid for the third 12-month period after such increase and twenty percent (20%) of the Transfer Re-Appraisal Increase due and paid for the fourth 12-month period after such increase. Following the fourth 12-month period after such increase, all of the Transfer Re-Appraisal Increase shall be included in annual Real Property Taxes paid by Tenant under this Lease.

(e) Personal Property Taxes. During the Term, as it may be extended, and prior to delinquency, Tenant will pay all taxes and assessments levied on trade fixtures, Alterations, additions, improvements, inventories, and other personal property located or installed on the Premises by Tenant. Tenant will also provide Landlord copies of receipts for payment of all those taxes and assessments. To the extent any taxes are not separately assessed or billed to Tenant, Tenant will pay the amount as invoiced by Landlord. Tenant's obligations for Personal Property Taxes for the last full or partial year of the Term will survive the expiration or earlier termination of this Lease

Section 6. Net Lease; Common Areas; Audit Rights.

(a) Net Lease. This is a "net lease" and the Rent will be paid by Tenant and be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord will not be required to make any expenditure, incur any obligation, or incur any liability of any kind in connection with this Lease or the maintenance, operation, or repair of the Premises during the Term. Nothing in this Lease shall obligate Tenant to pay or reimburse Landlord for Landlord's costs incurred in the development, construction, or financing of the Property except as expressly set forth herein.

(b) Common Areas.

(i) Landlord covenants that the Common Areas shall be available without further charge to

Tenant for the nonexclusive use (as defined in Section 6(b)(iv) of Tenant during the full Term of this Lease or any extension of the Term, provided that the condemnation or other taking by any public authority, or sale in lieu of condemnation, of any of the Common Areas shall not constitute a violation of this covenant. Landlord shall also provide up to ten (10) parking spaces in a number and location reasonably adjacent to the Building as reasonably designated by Landlord which shall be signed as reserved exclusively for Tenant's visitors to the Premises. Landlord specifically reserves the right to change the location, size, configuration, design, layout, and any other aspects of the parking provided such changes do not reduce the number of spaces below the minimum number of parking spaces provided in the definition of "Common Area" nor materially impair Tenant's ability to use the Premises as set forth in Section 10. Landlord may temporarily close off or restrict access to parking from time to time as necessary to enable construction, environmental remediation, alteration, or improvements, without incurring any liability to Tenant and without any abatement of Rent under this Lease provided any such temporary access restriction shall be so accomplished as to minimize inconvenience to Tenant and the least possible interference with Tenant's truck access to the Premises. Tenant's continued right to use the parking spaces is conditioned on Tenant's abiding by all rules and regulations prescribed from time to time for the orderly operation and use of the Project parking. Tenant shall use all reasonable efforts to ensure that Tenant's employees and visitors also comply with such rules and regulations. This Lease shall be subordinate to those items listed as Exceptions 1 through 12 of that Title Policy for the Real Property dated as of April 29, 1997 and any subsequently executed AREA.

(ii) Landlord shall keep or cause to be kept all Common Areas in a neat, clean, orderly and well maintained condition, properly lighted and landscaped, and shall promptly repair any damage to their facilities, but all expenses in connection with the Common Areas ("Common Area Expenses ") shall be charged in the manner set forth in Section 6(b)(iii). Common Area Expenses shall include but shall not be limited to all sums expended by Landlord in connection with the Common Areas for all general maintenance and repairs, resurfacing, painting, restriping, cleaning, sweeping, and janitorial services; refuse removal; competitively priced management fees, which shall not exceed five percent (5%) of the Common Area Expenses; planting and landscaping; lighting and other utilities; directional signs and other markers and bumpers; personnel to implement these services and to police the Common Areas; required fees or charges levied pursuant to any governmental requirements; public liability and property damage insurance on the Common Areas, which shall be carried and maintained by Landlord with limits as reasonably determined by Landlord; and, where charged to Landlord, all expenses in Sections 5, 7, and 8, provided that no expense excluded from Tenant's reimbursement obligations under Section 5(a) or any other provision of this Lease shall be included and provided further that no expense paid by Landlord shall be double counted for Tenant reimbursement purposes, and Real Property Taxes shall be determined and paid as provided in Section 5. Landlord shall exercise reasonable diligence to obtain reasonable prices for all sums expended by Landlord for Common Area Expenses.

(iii) In December of each calendar year, or as soon as reasonably possible thereafter, Landlord shall send Tenant an itemized statement, setting forth in reasonable detail Landlord's reasonable estimate of Tenant's Common Area Expenses for the following calendar year on a monthly or quarterly basis, at Landlord's option and Tenant agrees to pay Landlord Tenant's Common Area Expenses then due within fifteen (15) days after receipt of the statement and to make monthly or quarterly payments of Tenant's share of Common Area Expenses thereafter. Any Common Area Expenses for the year in which this Lease commences or ends shall be apportioned and adjusted based upon the number of months or portions of months in which Tenant occupies the Premises, commencing one hundred twenty (120) days following the Early Entry Date, provided that Tenant's work on the Tenant Improvements has not been interrupted or delayed by Landlord Delays or any days that Tenant's work on Tenant's Improvements is voluntarily interrupted by Landlord pursuant to
Section 2(e)(i) (and in any case no later than the Rent Commencement Date) and, provided Tenant is not in default hereunder, expiring when Tenant vacates the Premises (and otherwise upon expiration of the Term), disregarding any changes in such charges attributable to a period before or after the Lease Term. If the amount of monthly or quarterly payments for Common Area Expenses received by Landlord from Tenant are more or less than the actual Common Area Expenses due for any Calendar Year, an itemized statement of which shall be delivered to Tenant by Landlord within one hundred twenty (120) days following the end of each Calendar Year, or a soon as reasonably possible thereafter, an appropriate adjustment will be made by Landlord and Tenant and any balance due paid or refunded within thirty (30) days after such reconciliation. All charges in Section 6 for Common Area Expenses may be superseded and governed by any AREA adopted for the Real Property and Adjacent Real Property.

(iv) For the use and benefit of Tenant, Tenant's agents, employees, customers, licensees, and subtenants shall have the nonexclusive right in common with Landlord's representatives, agents employees, customers and contractors performing Landlord's obligations under this Lease, and other present and future owners and tenants of the Real Property (and, to the extent set forth in any AREA recorded for the Adjacent Real Property), and their agents, employees, customers, licensees, and subtenants, to use the Common Areas during the entire Term of this Lease, or any extension of the Term, for ingress and egress, roadway, sidewalk, and automobile parking, provided that Tenant and Tenant's employees shall park their automobiles in those areas reasonably designated by Landlord from time to time (in consultation with Tenant) for Tenant parking. To the extent practicable and within Landlord's reasonable control, and except as may be set forth above or in any AREA, Tenant shall at all times have 24-hour vehicular access to the Premises including, without limitation, truck access.

(v) Tenant, in the use of the Common Areas, agrees to comply with the reasonable rules and regulations as Landlord may adopt from time to time for the orderly and proper operation of the Common Areas, which rules and regulations shall not be inconsistent with this Lease and shall not interfere with Tenant's right of vehicular and truck access to the Premises or Tenant's other rights under this Lease.

(vi) Unless Landlord elects to provide trash collection as a part of the Common Area maintenance, Tenant shall at Tenant's expense arrange for the collection of trash in the Common Areas located on the Real Property, in which event Landlord shall not charge Tenant for any costs of trash removal on the Real Property and Adjacent Real Property.

(vii) Landlord grants Tenant a non-exclusive access Ad for ingress and egress over the Roadway Easement for the Term of this Lease, as it may be extended, or until such time as an AREA is executed for the Real Property and Adjacent Real Property granting Tenant similar access over the Roadway Easement. For purposes of this Lease, and until superseded by an AREA, the Roadway Easement shall be considered part of the Common Area under this Lease, provided, however that Landlord may include no more than fifty-one and four tenths percent (51.4%) of the common area expenses (as defined in 6(b)(ii)), of such Roadway Easement in Common Area Expenses and no more fifty-one and four tenths percent (51.4%) of Real Property Taxes (as defined in 5(a)) of such Roadway Easement in Real Property Taxes. Upon completion of improvements to the Adjacent Real Property, Tenant's contribution to Common Area Expenses and Real Property Taxes for the Roadway Easement shall be equitably reduced, eliminated or reciprocated by the occupants of the Adjacent Real Property.

(c) Tenant's Audit Rights. Landlord shall maintain accurate books and records showing all costs and expenditures relating to the Real Property, the Premises, and the Common Area, for a period of not less than three (3) years following each applicable calendar year. Following Landlord's delivery of Landlord's statement of such costs for the previous calendar year Tenant shall have the right, by written request to Landlord given no later than ninety (90) days following the delivery of Landlord's statement, at Tenant's sole cost and expense, to examine, to copy and to have an audit conducted of all books and records of Landlord pertaining to Common Area Expenses and Real Estate Taxes for the preceding three year period as they apply to Tenant's review of the current Landlord statement only. Any audit shall be conducted by an independent auditing firm, reasonably and timely approved by Landlord and retained by Tenant on a non-contingency fee basis. All expenses of the audit shall be borne by Tenant unless such audit discloses an overstatement of Tenant's share of Common Area Expenses or Real Estate Taxes of five percent (5%) or more, in which case Landlord shall within thirty (30) days reimburse Tenant for the reasonable cost of the audit. If the auditing firm determines that Tenant has made an underpayment or overpayment, an appropriate adjustment will be made by Landlord and Tenant and any balance due paid or refunded within thirty (30) days after such determination. Absent a timely Tenant request and audit, or in the event any such audit is not completed and presented to Landlord within one hundred twenty (120) days of delivery of Landlord's statement, Landlord's statement shall be deemed conclusively binding between the parties.

Section 7. Insurance and Indemnity.

(a) Tenant's Obligations. Tenant will, at Tenant's expense, obtain and keep in force at all times the following insurance:

(i)Trade Fixtures, Personal Property and Equipment. Casualty insurance insuring all Tenant trade fixtures, personal property, furniture and equipment, ("Tenant's Property") against fire, and extended coverage (including "all risk", expediting expense, business interruption and law and ordinance coverage), for the full replacement cost of Tenant's Property, including electronic data processing equipment, (new without deduction for depreciation) including boiler and machinery comprehensive form, if applicable, covering damage to or loss of any equipment of Tenant with deductibles and the form and endorsements of the coverage as selected by Tenant and reasonably and timely approved by Landlord, together with, at Landlord's option, business income insurance against loss of business income in an amount equal to the amount of business income for a period of twelve
(12) months commencing on the date of loss. The parties acknowledge that Tenant, and not Landlord, shall be responsible for providing such insurance coverage for Tenant's trade fixtures which may otherwise be Alterations hereunder. If the property of Tenant's invitees is to be kept in the Premises, the insurance should include warehouser's legal liability or bailee customers' insurance for the full replacement cost of the property belonging to invitees and located in the Premises.

(ii) General Liability Insurance. A policy or policies of commercial general liability insurance (occurrence form) having a combined single limit of not less than Five Million Dollars ($5,000,000) per occurrence and aggregate, providing coverage for, among other things, blanket contractual liability, premises, products and completed operations, and personal and advertising injury coverage.

(iii) Workers' Compensation and Employer's Liability Insurance. Workers' compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by Tenant in the conduct of Tenant's operations on the Premises. This must include the all states endorsement and, if applicable, the volunteer's endorsement, together with employer's liability insurance coverage in the amount of at least One Million Dollars ($1,000,000).

(b) Shell Improvements, Tenant Improvements, Common Area Improvements, Alterations and Additional Insurance. Landlord shall maintain fire and extended coverage (including "all risk", expediting expense coverage and law and ordinance coverage), and at Landlord's option, earthquake insurance, throughout the Term in an amount equal to the full replacement cost of the Shell Improvements, Tenant Improvements, Common Area Improvements and Alterations (new without deduction for depreciation), rental interruption or equivalent loss of use insurance against loss of Rent in an amount equal to the amount of Rent for a period of twelve (12) months commencing on the date of loss, together with other insurance as may be required by Landlord's lender, in its reasonable discretion, or by any governmental agency. The parties acknowledge that Tenant, and not Landlord, shall be responsible for insuring Tenant's trade fixtures which are otherwise Alterations hereunder. Tenant will pay to Landlord an amount equal to the premiums due on insurance within fifteen (15) days after delivery to Tenant by Landlord of an invoice for any premiums. If Tenant has previously defaulted in payment of any insurance premiums, or in the event of Tenant's transfer of all or more than fifty percent (50%) by area of its interest in this Lease, other than to an Affiliate (defined herein), or as to any transferee of Tenant of any part of the Premises (other than an Affiliate) Landlord may, at Landlord's option, elect to collect the premiums from Tenant in advance, on a monthly or quarterly basis, based on Landlord's reasonable estimate of the premiums. If the amount of monthly or quarterly payments for estimated premiums received by Landlord from Tenant are more or less than the actual premiums due, an appropriate adjustment will be made promptly by Landlord and Tenant. Landlord shall exercise reasonable diligence to obtain competitively priced insurance coverage for all insurance to be reimbursed by Tenant.

(c) General Insurance Provisions.

(i) Insurance Companies. Insurance required to be maintained by Tenant and Landlord will be written by companies licensed to do business in the state in which the Premises are located and having a "General Policyholders Rating" of at least A and financial standing of VIII, or a higher rating if required by a lender having the first lien on the Premises, as set forth in the most current issue of "Best's Insurance Guide."

(ii) Certificates of Insurance. Tenant and Landlord will deliver to the other party certificates of insurance for all insurance required to be maintained by Tenant or Landlord no later than seven (7) days prior to the date of possession of the Premises. Each party will, at least five (5) days prior to expiration of the policy required under this Lease, furnish the other party with certificates of renewal or "binders." Each certificate will expressly provide that the policies are not cancelable except after thirty (30) days' prior written notice to Landlord and Tenant and any parties named as additional insureds in this Lease. However, in the case of cancellation for nonpayment of premium, the cancellation will not take effect until at least
(10) days' notice has been given to Landlord and Tenant. If Landlord or Tenant fails to maintain any insurance required in this Lease, such party will be liable for all losses and costs resulting from that failure, the other party (the "Curing Party") will have the right, but not the obligation, to obtain insurance on behalf of the party obligated to carry such insurance. In the event Landlord is the Curing Party, Tenant will immediately on demand pay Landlord the premiums on the insurance; and Landlord may declare a default under this Lease. In the event Tenant is the Curing Party, premiums paid by Tenant will be credited toward premiums due Landlord under this Section.

(iii) Additional Insureds. Landlord, any lender designated by Landlord in writing and any property management company of Landlord for the Premises must be named as additional insureds under all of the policies required by Section 7(a)(ii). which must provide for severability of interest. Tenant shall be named as an additional insured under all policies required under Section 7(b).

(iv) Primary Coverage. All insurance to be maintained by Tenant must, except for workers' compensation and employer's liability insurance, be primary, without right of contribution from insurance of Landlord and any umbrella liability policy or excess liability policy must provide primary insurance. All insurance maintained by Landlord must be primary, without right of contribution from insurance of Tenant. The limits of insurance maintained by Landlord or Tenant will not limit Landlord's or Tenant's liability under this Lease.

(v) Waiver of Subrogation. Tenant waives any right of recovery from the Landlord, Landlord's officers and employees, and Landlord waives any right of recovery from Tenant, Tenant's officers or employees, for any loss or damage (including consequential loss) resulting from any of the perils insured against under insurance required to be or actually carried by either party under this Lease. This fully waives, for the benefit of Landlord and Tenant, any rights and claims that might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Landlord and Tenant pursuant to this Lease must include, without limitation, a waiver of subrogation endorsement.

(d) Indemnification by Tenant. Landlord will not be liable for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition, or order of government body or authority, or for any damage or inconvenience that may arise through repair or alteration of any part of the Premises or failure to make any repair, unless such damage or inconvenience is due to the gross negligence or willful misconduct of Landlord. Tenant will indemnify and defend Landlord, by counsel acceptable to Landlord, against any liabilities, including reasonable attorney fees and court costs, arising out of or relating to the following:

(i) claims of injury to or death of persons or, except to the extent covered by Landlord's insurance, damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from activities of Tenant, Tenant's invitees, or anyone about the Premises, or from any other cause, except to the extent caused by Landlord's gross negligence or willful misconduct;

(ii) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant within the Premises; and

(iii) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease.

The provisions of this Section 7(d) will survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to the expiration or termination.

Section 8. Repairs and Maintenance.

(a) Landlord's Obligations. Subject to the terms of this Section, Landlord shall, at its expense not to be reimbursed by Tenant under any provision of this Lease, maintain all structural portions of the Shell Improvements, including without limitation the structural portions of the roof, foundation, and load-bearing portions of walls of the Shell Improvements, (excluding wall coverings, painting, glass, and doors), and all structural portions of improvements to the Common Area, including without limitation underground utilities serving the Premises (excluding utilities in the floor beneath the Shell Improvements other than the sewer trunk line) or the Common Area, and soil compaction and subgrade preparation for the Common Area. Landlord will not be required to make any repair resulting from:

(i) any alteration or modification to the Shell Improvements or to mechanical equipment within the Shell Improvements performed after the Commencement Date by, for, or because of Tenant or to special equipment or systems installed by, for, or because of Tenant;

(ii) the installation, use, or operation of Tenant's Property, systems and equipment within the Shell Improvements;

(iii) the moving of Tenant's Property in or out of the Shell Improvements or in and about the Premises;

(iv) Tenant's use or occupancy of the Premises in violation of Section 10 of this Lease;

(v) the acts or omissions of Tenant and Tenant's employees, agents, invitees, subtenants, licensees, or contractors;

(vi) fire and other casualty, except as provided by Section 12 of this Lease;
or

(vii) condemnation, except as provided in Section 13 of this Lease.

(vii) any cause, other than latent defects in the Shell Improvements, in any floor quadrant (as shown in attached Exhibit B) in which Tenant has conducted boring or drilling completely through the floor following the Commencement Date.

Landlord shall have no obligation to make repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for repairs. Landlord shall diligently commence and continuously pursue such repairs under this Section, subject only to Unavoidable Delays or Tenant Delays as defined in Exhibit C. Tenant waives any right to repair at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders, or regulations now or later in effect. The foregoing notwithstanding, in the event Landlord has not commenced any repair specifically identified to Landlord by Tenant's written notice within ten (10) business days following Tenant's notice, Tenant shall have the right following five (5) business days additional notice to Landlord specifying the actions to be taken by Tenant, to commence any such repair at Tenant's expense (subject to Tenant's right to seek recovery of such expense as provided in the following sentence), and provided further that if the repair is identified in Tenant's notice to Landlord as an emergency repair posing an immediate and serious threat to life safety or a material breach of the security of the building Tenant shall have the right to commence temporary emergency repairs at Tenant's expense (subject to Tenant's right to seek recovery of such expense as provided in the following sentence) if Landlord has not commenced such repairs within six (6) hours after receipt of Tenant's notice. Tenant shall not have the right to deduct the cost of repair from Rent due hereunder but shall otherwise have all remedies available to Tenant in law and equity to recover the cost of any such repair. In addition to the foregoing, Landlord shall have the obligation at Landlord's sole expense to seed and maintain in a clean and sightly condition the Adjacent Real Property in the event that construction has not commenced on the Adjacent Real Property prior to June 1, 1998.

(b) Tenant's Obligations. Except for the portions of the Premises expressly required to be maintained by Landlord under Section 8(a) Section 8(c), Tenant, at Tenant's expense, will maintain the Premises in good order including, without limitation roof membrane, floor coverings, walls and wall coverings, mechanical, electrical, and plumbing systems, doors, windows, truck aprons, gutters, and downspouts and any signage. Tenant will enter into preventive maintenance and service contracts with maintenance contractors for regularly scheduled maintenance that are reasonably acceptable to Landlord for servicing all hot water, heating, and air-conditioning systems and equipment in the Premises. If Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order after written notice from Landlord demanding that Tenant do so and specifying in reasonable detail Tenant's failure, Landlord may perform the maintenance, repairs, refurnishing, or repairing at Tenant's expense. Tenant shall be responsible for replacement of the roof membrane, at Tenant's sole cost and expense, when required by the condition of the roof.

(c) Warranties and Defective Work. Landlord shall obtain commercially reasonable or standard warranties from all contractors engaged in constructing the Shell Improvements and Common Areas. Tenant shall not be responsible for the repair of any work that is covered by such warranties. Tenant shall give Landlord written notice of any repairs described in this Section 8(c). Landlord shall promptly and diligently seek to cause Landlord's contractors to repair or replace any such defective work. Tenant waives any claims against Landlord for work covered by such contractor warranties. Upon written request by Tenant, Landlord shall assign to Tenant, on a non-exclusive basis and without detriment to Landlord's right to enforce such claim, Landlord's contractor warranty for any specific repair sought by Tenant covered by such warranty and Tenant shall thereafter be responsible for the enforcement of such warranty repair claim against contractor.

Section 9. Alterations.

(a) Trade Fixtures and Alterations. Following the completion of Tenant's initial Tenant Improvements, Tenant will not make or allow any additions, alterations, installations, or improvements in or to the Premises (collectively, "Alterations") in excess of Fifty Thousand Dollars ($50,000) in any twelve (12) month period without the prior written consent of Landlord, which will not be unreasonably withheld, delayed or conditioned. Unless Landlord has waived this requirement in writing, with respect to any Alteration, (including the initial Tenant Improvements) Tenant must submit details about design concept, plans and specifications, names of proposed contractors, and financial and other pertinent information about any contractors (including, without limitation, the labor organization affiliation or lack of affiliation of any contractors as reasonably required by Landlord to avoid an actual conflict of labor for work Landlord is conducting on the Real Property or Adjacent Real Property), certificates of insurance to be maintained by Tenant's contractors, hours of construction, and information promptly and reasonably requested by Landlord regarding proposed construction methods, and details about the quality of the proposed work. If Landlord reasonably believes that the cost of the work may exceed Tenant's ability to perform its obligations hereunder to keep title to the Real Property free of liens arising from such work, Landlord may require evidence of security (such as payment and performance bonds) to assure timely completion of the work by the contractor and payment by the contractor of all costs of the work. For any Alteration that is visible from outside the Premises, the proposed Alteration must, in the reasonable opinion of Landlord, also be architecturally and aesthetically harmonious with the remainder of the Project. If a Notice of Completion is required for the work, Tenant must file it and provide Landlord with a copy. Tenant must provide Landlord with a set of "as-built" drawings for any work.

(b) Complex Alterations. Tenant shall seek Landlord's approval, which approval shall not be unreasonably withheld, delayed or conditioned, of Tenant's architects and engineers who design any Alteration which by the nature of its volume or complexity may adversely affect the Shell Improvements. If Tenant's architect or engineer is not approved by Landlord, for any such Alteration, Tenant may nevertheless employ such architect or engineer for such purpose, and Landlord within Landlord's reasonable judgment, may consult with an independent architect, engineer, or other consultant with respect to such alteration and Tenant will reimburse Landlord for the reasonable fees and expenses incurred by Landlord. If any Alteration will affect the basic mechanical, electrical, or plumbing systems of the Improvements, Landlord may require that the work be reviewed by consultants designated by Landlord at Tenant's reasonable expense.

(c) Standard of Work. All work to be performed by or for Tenant pursuant to the Lease will be performed diligently, in a first-class manner, and in compliance with all applicable laws, ordinances, regulations, and rules of any public authority having jurisdiction over the Premises and Tenant and (if applicable) Landlord's insurance carriers. Landlord will have the right, but not the obligation, to periodically inspect the work on the Premises and, if any work fails to conform to approved plans and specifications, may require changes in the method or quality of the work to conform to such approved plans and specifications.

(d) Damage and Removal. Tenant assumes the risk of damage to any of Tenant's Improvements and Alterations except to the extent directly caused by the gross negligence of Landlord or its contractors. Tenant will repair all damage to the Premises caused by the installation or removal of these items. Upon the termination of this Lease, Tenant will remove any Alterations not approved by Landlord, trade fixtures, personal property, equipment made or installed by Tenant and restore the Premises to their condition existing prior to the construction of these items, reasonable wear and tear and any casualty which is covered by Section 12 excluded. Tenant shall also remove those Alterations approved by Landlord which Landlord has specified in writing at the time of Landlord's approval of such Alteration must be removed at the expiration of the Term. Tenant shall not be obligated to remove the initial Tenant Improvements, but Tenant shall have the right to remove any Tenant personal property, equipment or trade fixtures included in such initial Tenant Improvements provided Tenant repairs, at Tenant's cost and to Landlord's reasonable satisfaction, any damage caused by such removal. Landlord may require, upon written notice to Tenant given no later than ninety (90) days prior to expiration of the Lease Term, that Tenant not remove any Alterations and improvements Tenant is so obligated to remove (excluding any Tenant personal property, equipment or trade fixtures). In that case, such items will be the property of Landlord when the Lease terminates. All removals and restoration will be accomplished in a good manner so as not to cause any damage to the Premises.

(e) Liens. Tenant will promptly pay and discharge all claims for labor performed, supplies furnished, and services rendered at the request of Tenant and will keep the Premises free from all mechanics' and materialmen's liens. Tenant will provide at least ten (10) days' prior written notice to Landlord before any labor is performed, supplies are furnished, or services are rendered at the Premises, and Landlord will have the right to post notices of nonresponsibility on the Premises. If any lien is filed and Tenant fails to timely bond over the lien or otherwise cause it to be promptly removed, Landlord may take any necessary action to remove the lien, and Tenant will pay Landlord any amounts expended by Landlord, together with interest at the Applicable Interest Rate from the date of expenditure.

Section 10. Use.

The Premises will be used only for the Permitted Use and for no other uses. The use will be otherwise consistent with any applicable governmental laws, ordinances, statutes, orders, and regulations and any AREA or any supplement to the AREA (approved by Tenant) that has been or will be recorded in any official or public records concerning the Real Property or any portion of it, including, but not limited to, all provisions of the Americans with Disabilities Act [42 USC sections 12183 and 12204] (collectively "Legal Requirements"). The foregoing notwithstanding, Landlord and Tenant acknowledge that where improvements or alterations are initiated after the Commencement Date by one party, that party shall be individually obligated for any alterations or improvements to the Premises and/or Shell Improvements resulting from Legal Requirements caused by the improvements or alterations initiated by that party, whether such alterations or improvements are work to be done by that party pursuant to this Lease, or are necessitated by defects in the construction of Shell Improvements (as to Landlord's work), the Tenant Improvements (as to Tenant's work) or other improvements installed by that party. Legal requirements imposed subsequent to the completion and government permitting or approval of improvements which are imposed and not the result of either parties' initiation of improvements or alterations shall be the obligation of Landlord with respect to the Shell Improvements and Common Area Improvements, and the obligation of Tenant with respect to the Tenant Improvements. The judgment of any court of competent jurisdiction, or the admission of Tenant or Landlord in any action or proceeding, regardless of whether the Landlord or Tenant is a party, that Tenant or Landlord, as the case may be, has violated any Legal Requirement in the condition, use, or occupancy of the Premises or the Shell Improvements, will be conclusive of that fact as between Landlord and Tenant. Tenant will not commit waste, overload the floors or structure of the Premises, subject the Premises or the Project to any use that would cause damage or violate any insurance coverage, permit any unreasonable and obnoxious odors, smoke, dust, gas, substances, noise, or vibrations to emanate from the Premises, take any action that would constitute a nuisance or would disturb, obstruct, or endanger any other tenants of the Project, take any action that would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Landlord will not be liable to Tenant nor will this Lease be affected if any parking is impaired by moratorium, initiative, referendum, or regulation (provided that Tenant shall have such rights to any award in condemnation as may be afforded under Section 13). Landlord will not be responsible for noncompliance by any other Tenant or occupant of the Project with any of the AREA or any other terms or provisions of that tenant's or occupant's lease, provided that Landlord has made reasonable efforts (excluding litigation), on Tenant's written request, to enforce such provisions. Tenant will promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or later constituted.

Section 11. Environmental Provisions.

(a) Definitions. As used in this Section, the following terms have the following definitions:

"Access Agreement" means that Access Agreement dated as of April 29, 1997 between R&H and Landlord, a copy of which is attached hereto as Exhibit I-2

"Agencies" means any federal, state, or local governmental authorities, agencies, or other administrative bodies with jurisdiction over Landlord, Tenant or the Premises, the Real Property, or the Adjacent Real Property.

"Costs" shall have the same definition as the word "Costs" as set forth in
Section 9.1(a) of the R&H Indemnity (defined herein).

"Environmental Documents" means the studies, tests and reports listed in
Exhibit I.

"Environmental Laws" means any federal, state, or local environmental, health, or safety-related laws, regulations, standards, court decisions, ordinances, rules, codes, orders, decrees, directives, guidelines, permits, or permit conditions, currently existing and as amended, enacted, issued, or adopted in the future that are or become applicable to Tenant or the Premises.

"Existing Environmental Conditions" means the presence of Hazardous Materials at, on, in, under or from the Property (including in soil, surface, or groundwater) on or before the date on which this Lease is signed, including without limitation the conditions disclosed in the reports set forth in the Environmental Documents.

"Hazardous Materials" shall have the same definition as the word term "Hazardous Materials" as set forth in Section 9.1(a) of the R&H Indemnity.

"Schedule of Known Contaminants" means the schedule of Prohibited Known Contaminants, Permitted Known Contaminants, and Volume Constrained Contaminants identified in attached Exhibit G.

"Landlord Parties" means Landlord's employees, agents, customers, visitors, invitees, licensees, contractors, designees, or tenants.

"Remediation Order" means California Regional Water Quality Control Board ("CRWQCB") Order No. 93-004 and any amendments thereto.

"Remediation Work" means all environmental activities necessary in order for R&H (or any other responsible party other than Tenant) to comply with the Remediation Order and any subsequent order of any governmental agency respecting the Existing Environmental Conditions which may include the removal of contaminated soil, groundwater and installation, operation, maintenance, repair, replacement and removal of wells, pumps, pipes, tanks and related facilities and equipment for testing and monitoring environmental contamination and effecting the correction, reduction or elimination of environmental contamination.

"R&H" means Rohm & Haas Company, prior owner of the Real Property and responsible party for the Remediation Work and R&H Indemnity.

"R&H Indemnity" means that certain assignable indemnification by R&H of Landlord with respect to Existing Environmental Conditions as set forth in
Article IX of that certain Purchase and Sale Agreement executed between Landlord and R&H and dated February 10, 1997 (the "Purchase and Sale Agreement") a redacted copy of which is attached hereto and incorporated herein as Exhibit I-1. Landlord represents that, to the best of Landlord's knowledge, the R&H Indemnity is in full force and effect.

"Tenant's Parties" means Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, designees, or subtenants.

(b) Disclosure, Remediation and Indemnification Regarding Existing Conditions.

     (i) Environmental Disclosure. In accordance with Section 25359.7 of the California Health and Safety Code, Landlord hereby gives notice to Tenant (i) that releases of Hazardous Materials have come to be located on or beneath the Real Property and (ii) of the matters set forth in the Environmental Documents.

     (ii) Ongoing Remediation. Tenant acknowledges that the Remediation Work is being conducted on the Real Property and Landlord represents, warrants, and agrees that the Remediation Work will be conducted at no direct cost to Tenant during the Lease Term, and that no part of the direct or indirect costs of such Remediation Work shall be reimbursed by Tenant to Landlord or any other person under this Lease or otherwise. All parties conducting the Remediation Work shall have the right to use the Real Property for the purposes of performing the Remediation Work pursuant to the terms and conditions of the Purchase and Sale Agreement and the Access Agreement until the Remediation Work has been completed, provided, however, that Tenant shall have the right to request, and (to the extent set forth in the Purchase and Sale Agreement and Access Agreement) to require, that the Remediation Work be performed in a manner that reduces to the maximum practicable extent any inconvenience to Tenant and its use of the Premises and Common Area, and that does not interfere with Tenant's access to the Premises, provided further, however, that such right of Tenant is limited by the requirement that Tenant shall not interfere with the conduct of the Remediation Work in a manner that is contrary to the rights of R&H under the Purchase and Sale Agreement and the Access Agreement.

     (iii) Assignment of R&H Indemnification. Pursuant to Section 9.2(b) thereto, Landlord hereby irrevocably assigns to Tenant, without in any way limiting the indemnity as it applies to Landlord and the Landlord Indemnitees, on a non-exclusive basis to the fullest extent possible, all rights provided under the R&H Indemnity, it being the intention of the parties that Tenant shall have rights to enforce the R&H Indemnity obligations as if Tenant were a direct party to the R&H Indemnity, provided, however, that in no event shall Tenant have any direct or indirect obligation or responsibility arising under or with respect to the R&H Indemnity or any agreement of which it is a part or to which it relates.

(c) Tenant Use of Hazardous Materials. Tenant will not use or allow the use of the Premises in a manner that causes Hazardous Materials to be released or to become present on, under, or about the Premises or other properties in the vicinity of the Premises. Notwithstanding any other provision to the contrary in this Lease or any other agreement, nothing in this Lease shall be construed as imposing upon Tenant any obligation, liability or responsibility with respect to any Existing Condition or any other release of Hazardous Materials that: (i) occurred before execution of this Lease from any cause; or (ii) that occurred after execution of this Lease except to the extent caused by contributed to or exacerbated by Tenant or Tenant's Parties.

(d) Tenant Compliance Obligations

     (i) Tenant and Tenant's Parties will not, at any time during the Term, cause any Prohibited Known Contaminants listed in the Schedule of Known Contaminants to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed, or used on, under, or about the Premises or the Real Property for any purpose. Tenant and Tenant's Parties will not, at any time during the Term, cause any Permitted Known Contaminants listed in the Schedule of Known Contaminants to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed, or used on, under, or about the Premises or the Real Property for any purpose without the prior written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Tenant's Parties will not, at any time during the Term, cause any Volume Constrained Known Contaminants listed in the Schedule of Known Contaminants to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed, or used on, under, or about the Premises or the Real Property for any purpose in excess of the volumes set forth in the Schedule of Contaminants without the prior written approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

     (ii) Tenant and Tenant's Parties will not, at any time during the Term, cause any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed, or used on, under, or about the Premises or the Real Property for any purpose, except in full compliance with Environmental Laws.

     (iii) During the Term, if Tenant has knowledge of the need for such steps, or if requested by Landlord, Tenant will take reasonable steps to protect against intentional or negligent acts or omissions of third parties that might result directly or indirectly in the release, disposal, or other placement of Hazardous Materials on or under the Premises or interfere with the Remediation Work.

     (iv) No asbestos-containing materials will be manufactured or installed for any purposes on or as part of the Premises, whether as part of Tenant's or Tenant's Parties' business operations or as tenant improvements, unless specifically approved in advance in writing by Landlord, whose approval will not be unreasonably withheld, delayed or conditioned.

     (v) Subject to Landlord's obligations under k(ii) herein, Tenant will keep, operate, and maintain the Premises in compliance with all, and will not cause or knowingly permit the Premises to be in violation of any, Environmental Laws due to the acts or omissions of Tenant and Tenant's Parties.

     (vi) Neither Tenant nor any of Tenant's Parties will install or use any underground storage tanks on the Premises.

(e) Landlord's Right of Entry and Testing. Landlord and Landlord's designees and representatives have the right, but not the obligation, at any reasonable time to enter onto and to inspect the Premises and to conduct reasonable testing and analysis to determine if Hazardous Materials are present on, under, or about the Premises and to review and copy any documents, materials, data, inventories, financial data, or notices or correspondence to or from private parties or governmental authorities pertaining to the use or release of Hazardous Materials in the Premises (collectively, "Inspection"), provided, however, that (i) Tenant shall have the opportunity to accompany Landlord at all times, (ii) any testing (including drilling or destructive or intrusive testing) shall be done in a manner to minimize any inconvenience to Tenant
(iii) no drilling, destructive or intrusive testing shall be done unless there are reasonable grounds for believing that a release of Hazardous Materials may have occurred, (iv) copies of the results of any testing shall promptly be provided to Tenant, (v) Landlord's right of inspection shall not extend to confidential proprietary information of Tenant previously identified in writing to Landlord, and (vi) Landlord shall keep strictly confidential any documents copied pursuant to any Inspection, except only to the extent Landlord is legally required to report such information to an Agency, and in such event Landlord shall give Tenant no less than fifteen (15) days advance notice of its intention to make such a report so that Tenant shall have the right to seek judicial or other relief if Tenant disagrees with Landlord's right or obligation to take such action. If the Investigation indicates the presence of any environmental condition that occurred during the Term as a result of Tenant's or Tenant's Parties' activities, or failure to act where Tenant had a duty to act, in connection with the Premises, Tenant will reimburse Landlord for the cost of conducting the tests.

(f) Environmental Assessment. Landlord may retain, at Landlord's expense (except as set forth below), a duly licensed environmental consultant that will perform an environmental compliance audit of the Premises and Tenant's and Tenant's Parties' business activities and compliance with the provisions of Section 11. Landlord will provide a copy of the report from the consultant to Tenant upon receipt, and upon request must provide to Tenant a copy of all data, documents, and other information prepared or gathered in connection with the report. In the event such audit reveals that Tenant or Tenant's Parties' are not in substantial compliance with Section 11, Tenant shall reimburse Landlord for the cost of such audit upon thirty (30) days' invoice. Tenant acknowledges that Tenant has been provided an adequate opportunity to conduct Tenant's own environmental investigation of the Premises with independent environmental experts and consultants.

(g) Notification.

(i) Tenant must give prompt written notice to Landlord of:

(A) any enforcement, remediation, or other regulatory action or order, taken or threatened, by any Agency regarding, or in connection with, the presence, release, or threat of release of any Hazardous Material on, under, about, or from the Premises resulting from Tenant's use of the Premises;

(B) all demands or claims made or threatened by any third party against Tenant or Tenant's Parties or the Premises relating to any liability, loss, damage, or injury resulting from the presence, release, or threat of release of any Hazardous Materials on, under, about, or from the Premises resulting from Tenant's use of the Premises;

(C) any significant spill, release, or discharge of a Hazardous Material on, under, about, or from the Premises resulting from Tenant's use of the Premises, including, without limitation, any spill, release, or discharge required to be reported to any Agency under applicable Environmental Laws; and

(D) all incidents or matters where Tenant and Tenant's Parties are required to give notice to any Agency pursuant to applicable Environmental Laws.

(F) copies of all Hazardous Materials Business Plans, Hazardous Waste Management Plans, Chemical Hygiene Plans and any and all other plans or reports, and any and all required periodic or special updates to such reports, which Tenant is required to file with governmental agencies regulating Tenant's use of Hazardous Materials on the Premises.

(ii) Tenant must promptly provide to Landlord copies of all materials, reports, technical data, Agency inspection reports, notices and correspondence, and other information or documents relating to incidents or matters subject to notification under Section 11(g)(i). Also, Tenant must promptly furnish to Landlord copies of all permits, approvals, and registrations Tenant receives or submits with respect to Tenant's operations on the Premises, including, without limitation, installation permits, and closure permits.

(iii) Landlord must give prompt written notice to Tenant of:

(A) any enforcement, remediation, or other regulatory action or order, taken or threatened, by any Agency regarding, or in connection with, the presence, release, or threat of release of any Hazardous Material on, under, about, or from the Premises;

(B) all demands or claims made or threatened by any third party against Landlord or Landlord's Parties or the Premises relating to any liability, loss, damage, or injury resulting from the presence, release, or threat of release of any Hazardous Materials on, under, about, or from the Premises;

(C) any significant spill, release, or discharge of a Hazardous Material on, under, about, or from the Premises, whether originating on or off of the Premises, including, without limitation, any spill, release, or discharge required to be reported to any Agency under applicable Environmental Laws; and

(D) all incidents or matters where Landlord and Landlord's Parties are required to give notice to any Agency pursuant to applicable Environmental Laws.

(iv) Landlord shall arrange with R&H to continue to receive, and shall promptly after receipt deliver to Tenant, the following:

(A) copies of reports to any Agency or other information on the progress of the Remediation Work,

(B) all monitoring data relating to the presence of Hazardous Materials in the soils, ground water, or air on or about the Premises and the Real Property or Adjacent Real Property,

(C) any amendments to the Remediation Order or communications from the CRWQCB or other Agency regarding the Remediation Work or the presence or release of Hazardous Materials on or about the Premises, Real Property, or Adjacent Real Property.

(iv) In the event that Landlord is required to and does submit to the CRWQCB or any other agency a Health and Safety Plan in connection with any proposal to perform any grading, excavation, or construction of the Adjacent Real Property, Landlord will promptly (and in any event no less than ten (10) business days) prior to commencement of such work) provide Tenant with a copy of such Health and Safety Plan and shall contractually require Landlord's general contractor to comply with such Health and Safety Plan to the extent required by applicable law.

(h) Remediation due to Tenant's Activities.

(i) If any Hazardous Materials are released or found on, under, or about the Premises caused by, contributed to or exacerbated by Tenant's or Tenant's parties activities, or failure to act where Tenant had a duty to act, in connection with the Premises, Tenant must promptly take all actions, at Tenant's sole expense (except to the extent Tenant may seek reimbursement under the R&H Indemnity or contribution from any other potentially responsible party), necessary to investigate and remediate the release or presence of such Hazardous Materials, to the extent caused, contributed to or exacerbated by Tenant and Tenant's Parties or as required of Tenant by any governmental agency, on, under, or about the Premises in accordance with Environmental Laws and the requirements of all Agencies. However, unless an emergency situation exists that requires immediate action, Landlord's written approval of these actions will first be obtained, and the approval will not be unreasonably withheld, delayed or conditioned. Landlord has the right, but not the obligation, to assume control of any required remediation on the Premises at Tenant's expense if Tenant fails to notify Landlord and obtain Landlord's approvals as required under Section 11(h). Within thirty (30) days after Tenant's completion of any remediation of the Premises, Tenant must deliver to Landlord a letter from the applicable Agency stating that the remediation was undertaken in accordance with all applicable Environmental Laws and that any residual contamination remaining after the remediation does not pose a threat to human health or the environment.

(ii) If Tenant or Tenant's Parties have caused a release of Hazardous Materials that results in or threatens to result in Hazardous Materials becoming present on, under, or about the Premises, threatens public health or safety or the environment, or is in noncompliance with any applicable Environmental Laws or requirements of Section 11, Landlord may demand that Tenant promptly take action in accordance with Section 11(h)(i). If Tenant does not respond within thirty (30) days (unless there is an emergency, in which case Tenant must respond as soon as practicable, but not less than three
(3) business days), Landlord has the right, but not the obligation, to enter onto the Premises and take all actions reasonably necessary to investigate and fully remediate the release or noncompliance at Tenant's sole expense (provided Tenant may seek reimbursement under the R&H Indemnity or contribution from any other potentially responsible party) which sums will be immediately due and payable upon receipt of an invoice and will constitute additional rent under this Lease.

(j) Expiration and Termination Procedures. Upon expiration or termination of this Lease and upon the request of Landlord, Tenant will perform: all corrective, remedial, repair, or other work necessary to correct any violations of Environmental Laws, deficiencies, or hazards caused by Tenant and if applicable, in accordance with any remediation or clean up order by any environmental governmental agency; and all steps necessary to terminate, close, or transfer all environmental permits, licenses, and other approvals or authorizations for the Premises obtained by Tenant or for Tenant activities, equipment, or conditions on the Premises, in accordance with all Environmental Laws.

(k) Liability.

(i) Tenant's Indemnification of Landlord. Subject to the limitation on Tenant's liability stated in Section 11(b), Tenant will indemnify, protect, defend, and hold harmless Landlord and Landlord's partners, directors, officers, employees, shareholders, lenders, agents, contractors, and each of their respective successors and assigns (individually and collectively "Landlord Indemnitees") from all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses, and expenses caused (directly or indirectly), contributed to or exacerbated by (a) Tenant's or Tenant's Parties' breach of any prohibition or provision of Section 11, to the extent of such cause, contribution or exacerbation, or (bb) the presence of any Hazardous Materials on or under the Premises during the Term or any Hazardous Materials that migrate from the Premises to other properties, caused (directly or indirectly), contributed to or exacerbated by Tenant's or Tenant's Parties' activities, or failure to act where Tenant had a duty to act to the extent of such cause, contribution or exacerbation.

This obligation by Tenant to indemnify, protect, defend, and hold harmless Landlord Indemnitees includes, without limitation, costs and expenses incurred for or in connection with any investigation, cleanup, remediation, monitoring, removal, restoration, or closure work required by the Agencies because of any Hazardous Materials present on, under, or about the Premises for causes described in the immediately preceding subsection; the costs and expenses of restoring, replacing, or acquiring the equivalent of damaged natural resources if required under any Environmental Law; all foreseeable consequential damages; all reasonable damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises; all reasonable sums paid in settlement of claims; reasonable attorney fees; litigation, arbitration, and administrative proceeding costs; and reasonable expert, consultant, and laboratory fees. Neither the written consent of Landlord to the presence of Hazardous Materials on or under the Premises, nor the strict compliance by Tenant with all Environmental Laws, will excuse Tenant from the indemnification obligation. This indemnity will survive the expiration or termination of this Lease. Further, if Landlord detects a deficiency in Tenant's performance under this indemnity and Tenant fails to correct the deficiency within thirty (30) days after receipt of written notice from Landlord, Landlord has the right to join and participate in any legal proceedings or actions affecting the Premises that are initiated in connection with any Environmental Laws. However, if the correction of the deficiency takes longer than thirty (30) days, Landlord may join and participate if Tenant fails to commence corrective action within the thirty (30) day period and after that diligently proceeds to correct the deficiency.

(ii) Landlord's Indemnification of Tenant. Landlord will indemnify, protect, defend, and hold harmless Tenant and Tenant's partners, directors, officers, employees, shareholders, lenders, agents, contractors, and each of their respective successors and assigns (individually and collectively "Tenant Indemnitees") against all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses, and expenses caused (directly or indirectly) by or in connection with (aa) any Existing Environmental Condition, or (bb) the presence of any Hazardous Materials on the Real Property or the Adjacent Real Property during the Term or any Hazardous Materials that migrate from the Real Property or Adjacent Real Property to other properties, caused (directly or indirectly) by Landlord or Landlord's Parties' activities, or failure to act where Landlord had a duty to act. This obligation by Landlord to indemnify, protect, defend, and hold harmless Tenant Indemnitees includes, without limitation, costs and expenses incurred for or in connection with any investigation, cleanup, remediation, monitoring, removal, restoration, or closure work required by the Agencies because of any Hazardous Materials present on the Premises, the Real Property or the Adjacent Real Property; the costs and expenses of restoring, replacing, or acquiring the equivalent of damaged natural resources if required under any Environmental Law; all foreseeable consequential damages; all reasonable damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, or the Real Property (and to the extent provided for under any AREA, the Adjacent Real Property); all reasonable sums paid in settlement of claims; reasonable attorney fees; litigation, arbitration, and administrative proceeding costs; and reasonable expert, consultant, and laboratory fees. The strict compliance by Landlord with all Environmental Laws will not excuse Landlord from the indemnification obligation. This indemnity will survive the expiration or termination of this Lease. If Tenant detects a deficiency in Landlord's performance under this indemnity and Landlord fails to correct the deficiency within thirty (30) days after receipt of written notice from Tenant, Tenant will have the right to join and participate in any legal proceedings or actions affecting the Premises initiated in connection with any Environmental Laws. However, if the correction of the deficiency takes longer than thirty (30) days, Tenant will have the right to join and participate if Landlord fails to commence corrective action within the thirty
(30) day period and after that diligently proceeds to correct the deficiency.

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

Section 12. Damage and Destruction.

(a) Casualty. If the Premises are damaged or destroyed by fire or other casualty, Tenant will give prompt written notice to Landlord. Within thirty
(30) days after receipt, Landlord will notify Tenant whether repairs can reasonably be made (1) within two hundred seventy (270) days or (2) if the Premises are so damaged as to constitute total destruction as defined in
Section 12(a)(iv), or (3) if the damage is in the final Lease Year, within sixty (60) days, from the date of such notice.

(i) Less Than 270 Days. If the Premises are damaged only to the extent that rebuilding or repairs can be reasonably completed within two hundred seventy
(270) days after notice, this Lease will not terminate and, unless sufficient insurance proceeds are not available to repair the Premises damage (and Tenant elects not to pay any difference), Landlord will repair the Premises. However, Landlord will not be required to rebuild, repair, or replace any of Tenant's Property that may have been placed on the Premises for Tenant. The Rent will be abated proportionately from the date Tenant vacates the Premises only to the extent the Premises are unfit for Tenant's use.

(ii) Greater Than 270 Days. If the Premises are so damaged that rebuilding or repairs cannot be completed within two hundred seventy (270) days after Tenant's notice, either Landlord or Tenant may terminate by giving written notice within thirty (30) days after such notice regarding the time period of repair.

(aa) If neither party elects to terminate this Lease, Landlord will promptly commence and diligently prosecute to completion the repairs to the Premises, unless insurance proceeds are not available to repair the Premises damage (and Tenant elects not to pay any difference). However, Landlord will not be required to rebuild, repair, or replace any Tenant Property that may have been placed on the Premises for the Tenant. During the time when Landlord is prosecuting repairs to completion, the Rent will be abated proportionately from the date Tenant vacates the Premises, only to the extent and only during the period that the Premises are unfit for Tenant's use of the Premises.

(bb) If Landlord elects to terminate this Lease pursuant to this subsection 12(a)(ii) this Lease and the Rent shall be abated from the date Tenant vacates the Premises, and Landlord shall provide Tenant with any insurance proceeds actually received by Landlord allocable to the damaged Tenant Improvements and Alterations, provided however, that if: (i) the damage or destruction occurs after the expiration of the fifth Lease Year; (ii) Tenant elects to renew the Lease for a minimum of ten (10) years from the date of the damage and destruction under the same terms and conditions as an extension of the Term under Section 40; and (iii) Tenant is not otherwise in default under the terms of this Lease; then Tenant shall have the additional right upon written notice to Landlord given with thirty (30) days following Landlord's notice of termination, to repair the Premises at Tenant's expense. Tenant's election may be subject to the condition that insurance proceeds are available for such repairs provided such condition is removed or Tenant's election withdrawn no later than sixty (60) days following Tenant's notice of repair to Landlord.
In the event Tenant elects to make such repairs, Tenant shall provide Landlord a schedule of Tenant's intended construction within thirty (30) days following Tenant's notice of its intent to repair. Any such repair by Tenant shall be conducted in as expeditious a manner as reasonably possible and shall comply with all of the requirements of Section 9. Landlord shall reasonably cooperate with Tenant in the conduct of Tenant's repairs at no cost to Landlord. In the event of such election by Tenant, Landlord shall make available to Tenant, subject to the rights of Landlord's lender, such insurance proceeds as may be available to Landlord pursuant to the damage or destruction of the Premises. Rent will be abated proportionately from the date Tenant vacates the Premises only to the extent of rental abatement insurance received by Landlord and only during the period that the Premises are unfit for Tenant's use, provided, however, that such abatement shall not exceed a period equal to the sum of twelve (12 ) months, whether or not the Premises are fully repaired at the expiration of such period.

(iii) Damage in Final Lease Year. If the Premises or Tenant Improvements are so damaged by casualty occurring in the final Lease Year that rebuilding or repairs cannot be completed within sixty (60) days after notice, Landlord or Tenant may terminate by giving written notice within thirty (30) days after notice regarding the time period of repair, provided, however, that this
Section 12(a)(iii) shall be inapplicable if within such thirty (30) day period for giving notice Tenant gives Landlord written notice exercising any right of Tenant to extend the Lease Term as provided in Paragraph 40 below, which Tenant shall have the right to do even if such exercise notice would otherwise be premature under Paragraph 40 below. In the event, of termination under this Section 12(a)(iii), this Lease and the Rent will be abated from the date Tenant vacates the Premises. If neither party so elects to terminate this Lease when this Subparagraph 12(a)(iii) is applicable, then the Premises shall be repaired as provided in Subparagraph 12(a)(ii).

(iv) Total Destruction. If the Shell Improvements are so damaged that rebuilding or repairs cannot be completed within one (1) year of the damage or destruction, or the Premises are greater than fifty percent (50%) destroyed either in terms of reconstruction cost to fair market value or total square footage, either Landlord or Tenant may terminate this Lease by giving written notice within thirty (30) days after such destruction, Rent will be abated from the date Tenant vacates the Premises, Landlord shall provide Tenant with any insurance proceeds actually received by Landlord allocable to the damaged Tenant Improvements and Alterations and all rights and obligations will then cease and terminate under this Lease. Tenant shall have no rights to rebuild the Premises in the event of Landlord termination under this subsection 12(a)(iv). In the event neither party terminates the Lease due to a total destruction, the Premises shall be repaired as provided in 12(a)(ii).

(b) Uninsured Casualty. Tenant is responsible for and will pay to Landlord any deductible amount under the property insurance for the Premises up to a maximum of Ten Thousand Dollars ($10,000). If any portion of the Premises is damaged and is not fully covered by insurance proceeds received by Landlord for any reason other than Landlord's failure to obtain insurance as required under Section 7(b) (and Tenant elects not to pay any difference) or if the holder of any indebtedness secured by the Premises requires that Landlord's insurance proceeds be applied to the indebtedness, Landlord will have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of Tenant's notice to Landlord under 12(a). All rights and obligations will then cease and terminate under this Lease, provided, however, that, (i) Landlord shall provide Tenant with any insurance proceeds actually received


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

by Landlord (or received by any Landlord lender with senior lien rights to this Lease) allocable to the damaged Tenant Improvements and Alterations; and
(ii) subject to the rights of any Landlord lender with senior lien rights to this Lease, Tenant shall have the right to exercise any right to rebuild the Premises at Tenant's cost, and without the contribution of insurance proceeds, to the extent that Tenant would otherwise maintain such right under 12(a)(ii)(bb) above.

(c) Waiver. With respect to any damage or destruction that Landlord is obligated to repair or may elect to repair, Landlord and Tenant waive all rights to terminate this Lease pursuant to rights otherwise presently or later accorded by law.

Section 13. Eminent Domain.

(a) Total Condemnation. If all of the Premises are condemned by eminent domain, inversely condemned, or sold in lieu of condemnation for any public or quasi-public use or purpose, this Lease will terminate as of the earlier of the date that possession is taken of the Premises or the date of title vesting in the acquiring agency and the Rent will be abated from the date of termination.

(b) Partial Condemnation. If any portion of the Premises is condemned by eminent domain, inversely condemned, or sold in lieu of condemnation for any public or quasi-public use or purpose and the partial condemnation renders the Premises unusable for Tenant's business, this Lease will terminate as of the earlier of the date that possession is taken of the Premises or the date of title vesting in the acquiring agency and the Rent will be abated to the date of termination. If the partial condemnation does not render the Premises unusable for the business of Tenant and less than a substantial portion of the Premises is condemned, Landlord must promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion lost in the condemnation, and this Lease will continue in full force, except that after the date of the title vesting, the Rent will be reduced as follows: if the partial condemnation affects only the Premises and not the Common Area, Rent shall be reduced proportionately to the area of the Premises taken, or if any portion of the Common Area is taken then the Rent and any Common Area Expenses shall be equitably reduced, as reasonably determined by Landlord. If the condemnation of Common Area reduces the number of parking spaces available to Tenant below the minimum number of spaces required by the City of Redwood City for the Premises, unless Landlord provides reasonably satisfactory alternate parking for the lost spaces, Tenant's annual rent shall be reduced, to compensate for such loss, in an amount equal to the award paid by the condemning authority for that number of parking spaces below the minimum number of spaces required by the City of Redwood City which are taken, amortized over a thirty (30) year period using a nine percent (9%) interest rate.

(c) Award. If the Premises are wholly or partially condemned, Landlord will be entitled to the entire award paid for the condemnation of the Real Property and Shell Improvements. Tenant shall be entitled to recover from the condemning authority any award for the taking of the unamortized or undepreciated value of the Tenant Improvements, Alterations and Tenant's trade fixtures and equipment owned by Tenant, paid for by Tenant and not removed from the

Premises. Tenant will also have the right to recover from the condemning authority the value of any compensation that may be separately awarded to Tenant in connection with costs in removing Tenant's Alterations, trade fixtures, equipment, merchandise and furniture to a new location, loss of goodwill and relocation costs under Government Code section 7262.

(d) Temporary Condemnation. In the event of a temporary condemnation, this Lease will remain in effect, Tenant will continue to pay Rent, and Tenant will receive any award made for the condemnation. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant will pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises. If a temporary condemnation is for a period that extends beyond the Lease Term, this Lease will terminate as of the date of occupancy by the condemning authority (unless the taking is for a period shorter than the remaining extension of the Lease Term and Tenant elects to exercise the remaining extension), and any award will be distributed in accordance with Section 13(c).

Section 14. Default.

(a) Events of Default. The occurrence of any of the following events will, at Landlord's option, constitute an event of default ("Event of Default"):

(i) failure to pay Rent on the date when due, the failure continuing for a period of five (5) days after written notice to Tenant (given as provided in this Lease) that payment is due; which five-day notice shall be in lieu of and satisfy the requirements of the notice otherwise required by Code of Civil Procedure section 1161 or any similar successor statute;

(ii) abandonment of the Premises as defined under California Civil Code
Section 1951.3;

(iii) failure to perform Tenant's covenants under this Lease (except default in the payment of Rent); provided that if this default is susceptible of cure and Tenant has promptly commenced the cure of this default and is diligently prosecuting the cure to completion, then the default must remain uncured for thirty (30) days after written notice from Landlord;

(iv) the making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant, or the filing of an involuntary petition by any of Tenant's creditors seeking the rehabilitation, liquidation, or reorganization of Tenant under any law relating to bankruptcy, insolvency, or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the petition within sixty (60) days of the filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant's assets or this leasehold, Tenant's insolvency or inability to pay Tenant's debts or failure generally to pay Tenant's debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or substantially all of Tenant's assets, Tenant taking any action toward the dissolution or winding up of Tenant's affairs, or the attachment, execution, or other judicial seizure of substantially all of Tenant's assets or this leasehold; or


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

(v) the knowing or intentional making of any material misrepresentation or omission by Tenant in any materials delivered by or on behalf of Tenant to Landlord pursuant to this Lease.

(b) Remedies.

(i) Termination. In the event of the occurrence of any Event of Default, Landlord will have the right to give a written termination notice to Tenant and, on the date specified in that notice, this Lease will terminate unless on or before that date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord have been paid by Tenant and all other Events of Default at the time existing have been fully cured to the satisfaction of Landlord.

(A) Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (1) peaceably re-enter the Premises on voluntary surrender by Tenant; (2) remove Tenant and any other persons occupying the Premises, using any legal proceedings that may be available; (3) repossess the Premises or relet the Premises or any part of them for any term (which may be for a term extending beyond the Term), at any rental and on any other terms and conditions that Landlord in Landlord's sole discretion may determine, with the right to make reasonable alterations and repairs to the Premises; and (4) remove all personal property.

(B) Unpaid Rent. Landlord will have all the rights and remedies of a landlord provided by applicable law, including the right to recover from Tenant (1) the worth, at the time of award of the unpaid Rent that had been earned at the time of termination; (2) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided; (3) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and (4) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's default (including reasonable attorneys fees and costs). The phrase "worth, at the time of award," as used in clauses (1) and (2) above, will be computed at the greater of ten percent (10%) per annum or five percent (5%) per annum plus the federal discount rate on advances to member banks in effect at the Federal Reserve Bank of San Francisco on the 25th day of the month preceding the date of the Lease, and as used in clause (3) above, will be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii) Continuation. Even though an Event of Default may have occurred, this Lease will continue in effect for so long as Landlord does not terminate Tenant's right to possession. Also, Landlord may enforce all of Landlord's rights and remedies under this Lease, including the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet them, or any portion of them, to third parties for Tenant's account. Tenant will be liable to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers' commissions, expenses of remodeling the Premises, and similar costs. Reletting may be for a period shorter or longer than the remaining

Term. Tenant will continue to pay the Rent on the date that it is due. No act by Landlord under this Lease, including acts of maintenance, preservation, or efforts to lease the Premises or the appointment of a receiver on application of Landlord to protect Landlord's interest under this Lease, will terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting will be applied to pay the following in the order listed:

(A) any indebtedness from Tenant to Landlord other than Base Rent, Real Property Taxes, and other amounts owing to Landlord under this Lease;

(B) all costs, including maintenance, incurred by Landlord in reletting and payable by Tenant hereunder; and

(C) Base Rent, Real Property Taxes, and other amounts owing to Landlord under this Lease.

After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting will be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event will Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant will pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, that Landlord incurred in reletting that remain after applying the rent received from reletting. So long as this Lease is not terminated, Landlord will have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases, and to add to the Rent all of Landlord's reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of the expenditure.

(c) Cumulative. Each right and remedy of Landlord provided for in this Lease or now or later existing at law, in equity, by statute, or otherwise, will be cumulative and will not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or later existing at law or in equity, by statute, or otherwise. No payment by Tenant of a lesser amount than the Rent, or any endorsement on any check or letter accompanying any check or payment as Rent, will be deemed an accord and satisfaction of full payment of Rent. However, Landlord may accept this payment without prejudice to Landlord's right to recover the balance of Rent or to pursue other remedies.

Section 15. Assignment and Subletting.

(a) Tenant will not assign the Lease or sublet, whether voluntarily or involuntarily or by operation of law, the Premises or any part of the Premises without Landlord's prior written approval, which will not be unreasonably withheld, delayed or conditioned. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant must, as soon as reasonably possible, and in any event no less than twenty (20) days prior to the anticipated effective date transfer, give Landlord written notice of the anticipated effective date of the assignment or


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

sublease. Landlord will have a period of ten (10) business days following receipt of notice from Tenant requesting Landlord's approval (and providing to Landlord copies ) of all related documents and agreements associated with the assignment or sublease, including, without limitation, the financial statements of any proposed assignee or subtenant, to notify Tenant in writing that Landlord elects (a) to permit Tenant to assign this Lease or sublet space, subject however to Landlord's prior written approval (not to be unreasonably withheld, delayed or conditioned) of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease received by Landlord or reasonably requested by Landlord; or (b) to disapprove the proposed assignment or subletting. If Tenant's notice requesting approval of such documents contained a prominent statement in solid capital letters stating, in substance, "WARNING: FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLETTING", and Tenant has written evidence of receipt of such notice by the acting President or agent for service of process of Landlord, and Landlord fails to notify Tenant in writing of the election within ten (10) business days of such receipted notice, Landlord will be deemed to have elected option (a); if Landlord's notice contained no such statement Landlord will be deemed to have elected option
(b). It shall be reasonable for Landlord to object to any transferee due to the transferee's intended use of the Premises if such use would impose additional burdens on the Project with respect to traffic, Hazardous Materials or vocal public opposition. In any analysis of the financial statements of a proposed subtenant, Landlord shall take into account the fact that Tenant shall remain liable under the Lease following the subletting. This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions of this Lease will be void. If Tenant receives rent or other consideration for any transfer in excess of the Rent, or in case of the sublease of a portion of the Premises, in excess of the Rent that is proportionately allocable to that portion based on the area of such portion and the Premises, after appropriate adjustments to assure that all other required payments are appropriately taken into account, Tenant will pay Landlord fifty percent (50%) of the difference between each payment of rent or other consideration and the required Rent (such payments to commence only after recovery by Tenant, from such excess, of reasonable brokerage fees or alterations costs paid by Tenant in connection with such assignment or subletting). Landlord may, without waiving any rights or remedies, collect rent from the assignee, (and in the event of any Tenant default, from any subtenant, or occupant), and apply the net amount collected to the Rent reserved here and apportion any excess rent collected in accordance with the terms of the preceding sentence. Tenant will continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made. No permitted transfer will be effective until there has been delivered to Landlord a counterpart of the transfer instrument in which the transferee agrees that such transfer is subject to all of the terms and conditions of this Lease and acknowledging the right of Landlord hereunder to collect rent directly from such transferee as provided herein. Tenant will not do any act that will in any way encumber the title of Landlord to the Premises or the Project.

(b) Notwithstanding any other provision of this Lease to the contrary, Landlord's consent shall not be required for any assignment of the Lease or subletting of the Premises to an Affiliate (as defined below) of Tenant, provided that Landlord is given advance written notice of the assignment or subletting and there has been delivered to Landlord a counterpart of the instrument in which the subtenant or assignee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the space transferred for the term of the transfer and for the performance of all the terms and provisions of this Lease arising under the sublease or on or after the date of the assignment. An Affiliate shall be any entity that controls, is controlled by, or is under common control with Tenant, or which results from the transfer of all or substantially all of Tenant's assets or stock, or results from the merger or consolidation of Tenant with another entity. Control means the direct or indirect ownership of more than 25% of the voting securities or management rights of an entity if its securities are publicly traded, and 50% of the voting securities or management rights of an entity if its securities are not publicly traded. No merger or consolidation of Tenant with another entity or transfer of any less than a controlling portion of ownership interests, securities or stock in Tenant shall be deemed to be an assignment of this Lease.

Section 16. Estoppel.

Within ten (10) days after request by Landlord, Tenant will deliver an estoppel certificate duly executed (and acknowledged, if required by any lender) in the form of attached Exhibit J, noting any exceptions to the statements contained therein, to any proposed mortgagee, purchaser, or Landlord. Tenant's failure to deliver this statement in that time period will be an Event of Default under this Lease and it will be conclusive on Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim, or deduction against Rent; and (c) no more than one period's Base Rent has been paid in advance. Landlord reserves the right to substitute a different form of estoppel certificate requiring substantially the same information from Tenant on the request of any proposed mortgagee or purchaser.

Section 17. Attornment.

In the event of a foreclosure proceeding, the exercise of the power of sale under any mortgage or deed of trust or the termination of a ground lease, Tenant will, if requested, attorn to the purchaser and recognize that purchaser as Landlord under this Lease. However, Tenant's obligation to attorn to the purchaser will be conditioned on Tenant's receipt of a reasonable and customary nondisturbance agreement.

Section 18. Subordination.

Tenant agrees to enter into financing industry standard Subordination, Attornment and Non-Disturbance agreements required for this Lease to be made subject and subordinate to the lien of all mortgages and deeds of trust that hereafter affect the Premises or the Real Property. This Lease is subject to those liens, ground leases or exceptions to title listed as Exceptions 1 through 12 in that Title Policy for the Real Property dated April 29, 1997, and to all subdivision maps of the Project and any AREA on the Project. Landlord agrees and shall reasonably assure that none

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

of such Exceptions 1 through 12 or such maps or AREA shall materially interfere with the proposed use of the Real Property and the Premises as shown on the Preliminary Plans (defined in Exhibit C) and as provided in this Lease, including, without limitation, Tenant's parking and access rights under this Lease. Tenant will execute such standard documentation as may be required to further effect the provision of this paragraph provided such documentation provides that, so long as Tenant is not in default hereunder, Tenant's right to occupy the Premises under this Lease shall not be disturbed. Landlord represents that there are no existing ground lessors of the Premises, or holders of liens on the Real Property or Adjacent Real Property as of the date of this Lease except R&H. For the benefit of Tenant, within twenty (20) days after execution of this Lease, a fully executed Subordination and Non-Disturbance Agreement between Tenant and R&H ("R&H SAND") regarding the senior lien against the Real Property, in form reasonably satisfactory to Landlord and Tenant, shall be attached hereto as Exhibit J-1.

Section 19. Entry.

Landlord reserves the right to enter the Premises upon reasonable advance notice to Tenant (except in case of an emergency, in which case no notice would be required) to inspect the Premises or the performance by Tenant of the terms and conditions of this Lease, and, during the last twelve (12) months of the Term, show the Premises to prospective tenants.) Tenant shall have the reasonable opportunity to accompany Landlord at all times during any entry, and such entry shall be in a manner to minimize the inconvenience on Tenant's business in the Premises and to reasonably preserve the confidentiality of Tenant's proprietary information.

Section 20. Late Charges and Interest.

The late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs, processing and accounting expenses, and increased debt service. If Landlord has not received any installment of Rent within five (5) days after that amount is due, Tenant must pay five percent (5%) of the delinquent amount, which is agreed to represent a reasonable estimate of the cost incurred by Landlord. In addition, all delinquent amounts will bear interest from the date the amount was due until paid in full at a rate per annum ("Applicable Interest Rate") equal to the greater of (a) five percent (5%) per annum plus the then federal discount rate on advances to member banks in effect at the Federal Reserve Bank of San Francisco on the 25th day of the month preceding the date of this Lease or (b) ten percent (10%). However, in no event will the Applicable Interest Rate exceed the maximum interest rate permitted by law that may be charged under the circumstances. Landlord and Tenant recognize that the damage that Landlord will suffer in the event of Tenant's failure to pay these amounts is difficult to ascertain and the late charge and interest are the best estimate of the damage that Landlord will suffer in the event of late payment.

Section 21. Security


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

(a) Security Deposit. Upon the execution of this Lease, Tenant will pay to Landlord the Security Deposit. The Security Deposit will secure the full and faithful performance of each provision of this Lease to be performed by Tenant. Landlord may use and commingle the Security Deposit with other funds of Landlord. The Security Deposit shall be returned to Tenant at the expiration of the Lease Term, provided that if Tenant fails to perform any of Tenant's obligations under this Lease, Landlord may apply all or any portion of the Security Deposit toward fulfillment of Tenant's unperformed obligations. If Landlord does apply the Security Deposit, Tenant must immediately pay Landlord sufficient cash to restore the Security Deposit to the full original amount. The Security Deposit will not bear interest. If Landlord disposes of its interest in the Premises, Landlord may deliver or credit the Security Deposit to Landlord's successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.

(b) Security. Upon execution of this Lease, Tenant shall provide Landlord with the Security. The Security will secure the full and faithful performance of each provision of this Lease to be performed by Tenant. If Tenant fails to perform any of Tenant's obligations under this Lease, Landlord may draw down that portion of the Security under the terms set forth therein to fulfill Tenant's unperformed obligations. If Landlord does apply the Security, Tenant must within thirty (30) days thereafter replenish the Security to the amount required to be maintained at the time of the drawdown. The maximum amount, and terms for reduction of the amount of the Security are set forth in that certain confidential letter agreement executed between Landlord and Tenant of even date herewith and incorporated herein by reference.

Section 22. Entire Agreement.

This Lease, all Exhibits hereto contained in the Exhibit Document of even date herewith and the confidential side letter executed between Landlord and Tenant of even date herewith set forth all the agreements between Landlord and Tenant concerning the Premises, and there are no other agreements, either oral or written, other than as set forth in this Lease.

Section 23. Time of Essence.

Time is of the essence in this Lease.

Section 24. Attorney Fees.

In any action that either party brings to enforce rights under this Lease, the unsuccessful party will pay all costs incurred by the prevailing party, including reasonable attorney fees (including costs and expert fees), to be fixed by the court. Those costs and attorney fees will be considered a part of the judgment in that action.


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

Section 25. Severable.

If any provision of this Lease or the application of any provision is held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the remaining provisions of this Lease and the application of it will remain in full force and will not be affected, impaired, or invalidated.

Section 26. Governing Law.

This Lease will be construed and enforced in accordance with the laws of the state in which the Premises are located.

Section 27. No Option.

Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease, or a reservation of, or option for, the Premises. This document will become effective and binding only upon the execution and delivery of the document by Landlord and Tenant.

Section 28. Successors and Assigns.

This Lease will be binding on and inure to the benefit of the successors and assigns of Landlord and, to the extent assignment is approved by Landlord, Tenant.

Section 29. No Third-Party Beneficiaries.

Nothing in this Lease is intended to create any third-party benefit.

Section 30. Memorandum of Lease and Quitclaim.

Prior to recordation of any trust deed, mortgage lien or ground lease on the Property except the existing trust deed in favor of R&H, Landlord shall record a short form memorandum of this Lease, in form attached as Exhibit L, to which Exhibit A shall be attached. Upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with a duly executed and acknowledged quitclaim of all of Tenant's rights in and to the Premises in form satisfactory for recording in the county in which the Premises are located.

Section 31. No Agency, Partnership, or Joint Venture.

Nothing contained in this Lease will be deemed or construed by the parties, or by any third party, as creating the relationship of principal and agent, partnership, or joint venture by the parties. It is understood and agreed that no provision contained in this Lease or any acts of the parties will be deemed to create any relationship other than the relationship of landlord and tenant.

Section 32. No Merger.

The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of the Lease or a termination by Landlord will not work a merger and will, at the option of Landlord, unless otherwise agreed with Tenant, terminate all of any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any subtenancies.

Section 33. Signs.

Landlord shall prepare a signage program for the Real Property which reasonably addresses input from Tenant and which shall apply to the Real Property. Tenant shall prepare a signage program for the Premises for presentation to Landlord for approval upon execution of this Lease. Tenant's signage program shall conform to Landlord's signage program. Landlord's approval of Tenant's signage program shall not be unreasonably withheld, delayed or conditioned. Subject to Tenant acquiring all governmental permits and approvals required by all applicable governmental laws, ordinances, and regulations, Tenant shall have the right, at Tenant's sole cost and expense, to install company identification signs on, and a monument sign adjacent to, the exterior of the Shell Improvements. All signs and graphics of every kind visible from public view, corridors, or the exterior of the Premises will be in compliance with Landlord's and Tenant's approved signage program and otherwise subject to Landlord's prior written approval and will be subject to any applicable governmental laws, ordinances, and regulations. Tenant must remove all signs and graphics prior to the termination of this Lease. Installations and removals must be made in a manner so as to avoid injury or defacement of the Premises. Tenant must repair any injury or defacement, including, without limitation, if reasonably possible discoloration caused by installation or removal.

Section 34. No Waiver.

No waiver of any default or breach under this Lease will be implied from any omission to take action on account of this Lease, regardless of any custom and practice or course of dealing. No waiver will affect any default other than the default specified in the waiver, and then the waiver will be operative only for the time and to the extent stated in the Lease. Waivers of any covenant will not be construed as a waiver of any subsequent breach of the same covenant. No waiver by either party of any provision under this Lease will be effective unless in writing and signed by

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

that party.

Section 35. Financial Statements.

Tenant will provide to any lender, purchaser, or Landlord, within ten (10) days after request, a current, accurate, certified financial statement for Tenant and Tenant's business prepared under generally accepted accounting principles consistently applied and any other certified financial information or tax returns as may be reasonably required by Landlord, purchaser, or any lender of either. Tenant may satisfy this requirement by providing Landlord with a copy of Tenant's current Form 10K or Form 10Q as required to be filed with the Securities and Exchange Commission.

Section 36. Limitation of Liability.

The obligations of Landlord under this Lease are not personal obligations of the individual members, partners, directors, officers, shareholders, agents, or employees of Landlord. Tenant shall look solely to the Premises and Real Property, and to any insurance proceeds from insurance actually carried under this Lease for satisfaction of any liability or for property damage and may not look to other assets of Landlord or seek recourse against the assets of the individual members, partners, directors, officers, shareholders, agents, or employees of Landlord. Landlord agrees that any future leases of the Adjacent Real Property shall contain similar provisions limiting Landlord's liability to tenants of the Adjacent Real Property to that tenant's premises and the Adjacent Real Property to the exclusion of the Real Property unless otherwise equitably provided in any AREA. Except as provided in Paragraph 21, whenever Landlord transfers Landlord's interest, Landlord will be automatically released from further performance under this Lease and from all further liabilities and expenses under this Lease (excepting only unperformed obligations arising prior to such transfer, as to which Landlord shall continue to be liable for claims made no more than six (6) months following such transfer and only to the extent of the actual proceeds from sale or transfer of the Premises) and Landlord shall cause the transferee of Landlord's interest to agree in writing to assume all liabilities and obligations of Landlord under this Lease from the date of the transfer. The foregoing notwithstanding, nothing herein shall limit Landlord's liability for Landlord's fraudulent misappropriation of insurance proceeds or all or any portion of the Security or Security Deposit.

Section 37. Notices.

All notices to be given under this Lease will be in writing and mailed, postage prepaid, by certified or registered mail, return receipt requested, or delivered by personal or courier delivery, or sent by telecopy (immediately followed by one of the preceding methods), to Landlord's Address and Tenant's Address, or to any other place that Landlord or Tenant may designate in a written notice given to the other party. Notices will be deemed served on the earlier of receipt or three (3) days after the date of mailing.


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

Section 38. Brokerage Commission.

Landlord will pay a brokerage commission to Broker in accordance with a separate agreement between Landlord and Broker. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord and Broker, and that no other broker or finder can properly claim a right to a commission or a finder's fee based on contacts between the claimant and Tenant other than Tory Corporate Real Estate Advisors (d.b.a. The Staubach Company) who are to be paid by Broker from the commission paid by Landlord to Broker. Tenant and Landlord, respectively, will each indemnify, defend by counsel acceptable to the other, protect, and hold each other harmless from any loss, cost, or expense, including, but not limited to, attorney fees and cost, resulting from any claim for a fee or commission by any broker or finder in connection with the Premises and this Lease other than Broker.

Section 39. Authorization.

Tenant will furnish to Landlord, within thirty (30) days after written request, evidence satisfactory to Landlord that the person who executed this Lease on behalf of Tenant was duly authorized to do so. Each individual executing this Lease on behalf of Tenant represents and warrants that she or he is duly authorized to execute and deliver this Lease on behalf of Tenant and that the execution is binding upon Tenant. Landlord will furnish to Tenant, within thirty (30) days after written request, evidence satisfactory to Tenant that the person who executed this Lease on behalf of Landlord was duly authorized to do so. Each individual executing this Lease on behalf of Landlord represents and warrants that she or he is duly authorized to execute and deliver this Lease on behalf of Landlord and that the execution is binding upon Landlord.

Section 40. Extension Option.

(a) Landlord grants to Tenant two (2) options to renew the Lease for a period of five (5) years (each an "Extension Period"). Tenant's privilege to exercise this option is expressly conditioned upon there being no Tenant Event of Default at the time the option is exercised, and there being no Tenant Event of Default between the time the option is exercised and the start of the Extension Period.

(b) Provided there is no Tenant Event of Default, Tenant shall have the right to extend the Term upon tendering written notice ("Extension Notice") to Landlord no later than ten (10) months prior to the expiration of the Term. All terms and conditions of this Lease shall continue during the Extension Period, provided that during the Extension Period, the Monthly Rent shall be adjusted to the Fair Market Rent as of the start of the Extension Period.

(c) As used in this Lease, "Fair Market Rent" shall be deemed to mean the base amount of rental


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

that would typically be paid by a tenant under a net lease (exclusive of all other sums payable by Tenant under a net lease such as taxes, insurance premiums, common area maintenance charges, utilities, repair and restoration costs, and similar charges) for premises of a similar type, design, and quality as the Shell Improvements, in the same or similar-quality geographic area in the mid Peninsula, Highway 101 corridor market area in which the Premises are situated under market leasing conditions existing at that time in the mid Peninsula, Highway 101 corridor market area and taking into account the presence, if any, of other escalation provisions and other Tenant payment provisions in this Lease, and Landlord's obligations, or limitations on same, in this Lease. In determining the Fair Market Rent for the Premises as of the commencement of the extension term, the parties or the appraiser(s) shall consider leases of comparable Shell Improvements for light industrial and office purposes, which shall be leases of comparable length for space that is comparable in size, location, and type of building, and is comparable to the age, quality, layout and condition of the Shell Improvements, with comparable parking rights and landscaping. Leases of comparable space that are not arms-length negotiated leases (as with a tenant that owns equity in a building) or are subleases shall not be considered in determining the Fair Market Rent. The Fair Market Rent for the Premises shall not include any rent attributable to Tenant's Tenant Improvements, Tenant's Alterations, or Shell Upgrades the amortized value of which have been added to Base Rent or any other improvements theretofore made or paid for by Tenant (whether by amortization during the initial Lease Term or otherwise), and the rent shall take into account whether there is any brokerage commission payable by Landlord upon the lease extension. If necessary to determine a comparable rental, the parties or the appraiser(s) shall appropriately adjust rentals in comparable leases to back out leasehold improvements or allowances, rental abatements or other Landlord concessions, and any other factors that bear on comparability of such comparable lease to this Lease of the Shell Improvements, to arrive at a rental as comparable as possible for an "as is" lease of the Shell Improvements in their then condition (excluding all improvements paid for by Tenant including Shell Upgrades) for a five (5) year term without leasehold improvements or other concessions by Landlord.

(d) If Landlord and Tenant cannot agree on the Fair Market Rent within thirty
(60) days after the date of the Extension Notice (but in any case no earlier than eight (8) months prior to the expiration of the Term), the Monthly Rent payable during the Extension Period shall be conclusively determined as follows:

     (i) Within thirty (30) days after Tenant's Extension Notice, Landlord shall give Tenant written notice of the date by which each party must appoint an appraiser under this Section, which shall be (10) days after the later of
(A) expiration of the sixty (60) day period in Section 40(d) or (B) the date eight (8) months prior to the expiration of the Term. By the date stated in Landlord's notice, each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years' full-time commercial appraisal experience in the geographic area in which the Premises are located, to appraise and determine the then Fair Market Rent as described in Section 40(c).

     (ii) If one party does not appoint an appraiser within the time period in
Section 40(d)(i), the appraiser appointed by the other party shall be the sole appraiser and shall determine the Fair Market Rent. Notwithstanding this Section, either party shall have the right to appoint a

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

replacement appraiser if the appraiser originally selected becomes unable to perform as required hereunder.

     (iii) If neither party appoints an appraiser within the time period set forth in Section 40(d)(i), the Minimum Monthly Rent during the Extension Period shall be increased five percent (5%) over the Monthly Rent payable in the last full month immediately preceding the Rent Determination Date.

     (iv) If the two (2) appraisers are so appointed by the parties, they shall meet promptly and attempt to appraise and determine the Fair Market Rent. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser who meets the qualifications stated in Section 40(d)(i) within thirty (30) days after the last day the two appraisers are given to determine the Fair Market Rent. If they are unable to agree on a third appraiser, either of the parties to this Lease, by giving ten (10) days' notice to the other party, can apply to the presiding judge of the Superior Court for the county in which the Premises are located for the selection of a third appraiser who meets the qualifications stated in Section 40(d)(i). Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of the third appraiser's fees, provided, however, that if the parties' respective determinations of Fair Rental Value differ by more than five percent (5%) of the lower value, the party whose determination is rejected by the third appraiser shall pay or reimburse the other party for the third appraiser's fees and costs. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

     (v) Within thirty (30) days after appointment of the third appraiser, each party's appraiser shall submit to the third appraiser a written statement of such appraisers determination of the Fair Market Rent of the Shell Improvements, determined as provided in this Lease, together with written information relating to comparable transactions and adjustments thereto used in making such determination, and a copy of such submission shall be provided to the other party. Within fifteen (15) days thereafter , each party shall have the right to submit a response to the other party's submission. Within thirty (30) days after the last of such responses are received, the third appraiser shall select either the Fair Market Rent determined by Landlord's appraiser or the Fair Market Rent determined by Tenant's appraiser as the Fair Market Rent. If the third party appraiser considers information not submitted by either party in making such determination, the third party appraiser shall advise each of the parties' appraisers and permit them to comment on such information before making such determination. The third appraiser may not determine a Fair Market Rent other than a Fair Market Rent submitted by one of the parties. The Fair Market Rent chosen by the third appraiser shall be the Fair Market Rent during the Term of the extension.

(e) After the Fair Market Rent is determined, Landlord and Tenant shall execute an Amendment to this Lease setting forth the Fair Market Rent. The Amendment shall provide for the addition of unamortized Shell Upgrade Costs to the determined Fair Market Rent pursuant to Section 3(c) and Section 5(c) of Exhibit C hereto.


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

Section 41. Holding Over.

If Tenant holds over the Premises or any part of the Premises after expiration of the Term, the holding over will constitute a month-to-month tenancy, at a rent equal to the Rent in effect immediately prior to the holding over plus fifty percent (50%) of the Rent. This paragraph will not be construed as Landlord's permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination would not constitute a renewal of this Lease nor limit Landlord's remedies for actual and consequential damages resulting from Tenant's hold over. The foregoing notwithstanding, Tenant shall only be liable to Landlord for any consequential damages resulting from a Tenant hold over if Landlord advises Tenant by written notice that a third party tenant intends to occupy the Premises upon the expiration of the Term. Such notice must be provided at least sixty (60) days prior to Tenant's required departure if Tenant is to vacate upon expiration of the Term and must be provided at least thirty (30) days prior to Tenant's required departure if Tenant is to vacate after the expiration of the Term.

Section 42. Tenant Right to Terminate.

Prior to Landlord's commencement of construction of the Shell Improvements, Tenant shall have the right to terminate this Lease in the event Landlord has not completed any of the following conditions on or before the date shown: (i) Receipt by October 1, 1997 of required zoning and planning approvals necessary to construct the Shell Improvements from the Planning Department of the City of Redwood City; (ii) Receipt by November 1, 1997 of a binding lender commitment for permanent financing of the Premises; (iii) Landlord's good faith commencement of construction by November 15, 1997.

Section 43. Surrender.

Upon the termination of this Lease or Tenant's right to possession of the Premises, Tenant will surrender the Premises, together with all keys, in good condition and repair, reasonable wear and tear, and casualty or condemnation, or repairs that are Landlord's responsibility excepted. Conditions existing because of Tenant's failure to perform maintenance, repairs, or replacements as required under this Lease will not be deemed "reasonable wear and tear.

Section 44. Mortgagee Protection.

Tenant acknowledges that Landlord will seek financing to complete the Project from a lender ("Mortgagee"). Tenant will reasonably cooperate with Landlord to obtain such financing, including timely provision of the Security, current financial reports, subordination, attornment and non-disturbance agreements, estoppel certificates and such other documents and instruments as Mortgagee or Landlord may reasonably require which do not materially or adversely affect Tenant's rights or interests under this Lease. Tenant further covenants that:


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

(a) Tenant will not unreasonably withhold, delay or condition its consent to Lease amendments reasonably requested by a prospective Mortgagee of Landlord, as long as the request do not change the rent to be paid by Tenant and do not materially or adversely affect the Tenant's rights or interests under this Lease or in the Premises or Common Area.

(b) If Landlord or any Mortgagee shall have delivered to Tenant prior written notice of the address of any Mortgagee, Tenant will mail to such Mortgagee a copy of any notice or other communication from Tenant to Landlord under this Lease at the time of giving such notice or communication to Landlord and no termination of this Lease or termination of Tenant's obligations under this Lease predicated on the giving of any notice shall be effective unless Tenant gives to such Mortgagee written notice or a copy of its notice to Landlord of such default or termination, as the case may be and reasonable opportunity to cure any Landlord default permitting such termination.

(c) In the event of any default by Landlord under the provisions of this Lease, any Mortgagee will have the same rights granted Landlord for remedying such default or causing it to be remedied, plus, in each case, an additional period of thirty (30) days (or in the event of a cure which reasonably requires in excess of thirty days to cure, for such time as Mortgagee is diligently prosecuting such cure to completion , including, if necessary, sufficient time to secure rights to the Premises through appointment of a receiver) after the expiration of the initial period or after Tenant has served a notice or a copy of a notice of such default upon the Mortgagee, whichever is later.

(d) No surrender (except a surrender upon the expiration of the term of this Lease) by Tenant to Landlord of this Lease, or of the Premises, or any part thereof, or of any interest therein, and no termination of this Lease by Landlord or Tenant shall be valid or effective, and neither this Lease nor any of the terms of this Lease may be amended, modified, changed or canceled without the prior written consent of any Mortgagee who shall have been previously identified to Tenant in writing by Landlord as having such rights with respect to this Lease.

Section 45. Right of First Lease Offer.

Landlord hereby grants to Tenant a right of first offer to lease, on the terms and conditions herein set forth, on all the rentable area located within any building located or to be constructed on the Adjacent Real Property (the "First Offer Area"). If, during the term of this Lease, Landlord reasonably expects that any portion of the First Offer Area shall become available for lease (as hereinafter defined), and if there is then no Tenant Event of Default, Landlord shall offer to lease such area to Tenant at the then prevailing rental rate and terms and conditions (including, without limitation, allowances for leasehold improvements, or Landlord may quote an "as is" rental) then offered by Landlord for new leases of comparable space within such building for a term ending at the expiration of the Lease Term, as follows: Landlord shall give Tenant written notice describing the additional area available for lease and stating the terms and conditions (including anticipated availability date) upon which the First Offer Area is offered for lease to Tenant. Within ten (10) days after such notice is given, Landlord shall be available to negotiate with

Tenant toward mutually acceptable terms for a lease of the First Offer Area, and within such time Tenant shall also have the right (provided there is then no Tenant Event of Default) to accept the offer set forth in Landlord's notice by written notice to Landlord. If Tenant so exercises its first offer right, the end of the term of the lease for the First Offer Area shall coincide with the end of the term of this Lease. The First Offer Area, or any part thereof, shall be deemed to become available upon expiration or other termination of a lease to another tenant covering the First Offer Area or any part of it, taking into account any renewals or extensions of such lease or rights of any other Tenant of the Adjacent Real Property to such space. Any part of the First Offer Area which is not leased to another tenant upon execution of this lease shall not be subject to this right of first refusal upon the initial lease of such area to another tenant, it being understood that this right of first refusal shall apply only after such area has been leased to another tenant and thereafter becomes available as defined above. Landlord and Tenant shall execute a mutually agreeable "Amendment to Lease" to incorporate the First Offer Area into the Premises.

Section 46. Joint and Several.

If Tenant consists of more than one person, the obligation of all those persons will be joint and several.

Section 47. Covenants and Conditions.

Each provision to be performed by Landlord or Tenant under this Lease will be deemed to be both a covenant and a condition.

In Witness Whereof, the parties have executed this Lease as of the date set forth above.

"Landlord": CHESTNUT BAY LLC

___________________________________________________________
Mike Newbro, President
Date:  September 19, 1997


"Tenant":  HEARTPORT, INC.


___________________________________________________________
Steve Johnson Vice President of Manufacturing
Date:  September 19, 1997


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